EXHIBIT 2.01
AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
     THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into by and among the Sellers and Purchaser to be effective on the Effective Date (subject to the provisions of Section 2.3 and Section 14.18 below). In addition, Guarantor has executed this Agreement solely for the purposes of Sections 11.6, 11.7, 11.8 and 14.15 and the matters referenced therein.
RECITALS
A.	Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.	Purchaser desires to purchase, and the Sellers desire to sell, (i) all of the Land and the Improvements, and (ii) all other rights and interests pertaining thereto as more particularly described in Section 2.1, upon the terms and conditions set forth in this Agreement.

C.	Purchaser and the Sellers have previously executed a Purchase and Sale Agreement dated effective as of the Effective Date (the “Original Agreement”).

D.	Purchaser and the Sellers desire to amend and restate the Original Agreement in its entirety in accordance with the terms and provisions of this Agreement, to be effective as of the Effective Date (i.e., the effective date of the Original Agreement).
     NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to the Sellers, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Sellers hereby amend and restate the Original Agreement to read as follows:
ARTICLE I
BASIC INFORMATION
1.1 Definitions. All terms with initial capital letters that are not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Other Purchase and Sale Agreements. In addition, the following terms shall have the meanings set forth below:
1.1.1	Affiliate (of a Person): Any Person that, directly or indirectly controls, is controlled by or is under common control with, such Person; provided, that for the purposes hereof, the term “control” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies of a Person, whether through ownership and voting securities, by contract or otherwise.

1.1.2	Allocated Purchase Price: For each Asset, the Allocated Purchase Price for such Asset as set forth on Exhibit F attached hereto.

1.1.3	Assets: Collectively, the assets that comprise the Property as set forth in Exhibit F attached hereto (each individually an “Asset”), including the “Denver Marriott”, “Omni Austin”, “Park Hyatt Beaver Creek”, and “Ventana Inn & Spa”. References in this

Agreement to the “Omni Austin” shall mean both the Omni Austin Hotel Downtown and the Austin Centre office tower, unless otherwise expressly stated to the contrary.

1.1.4	Assumed Beaver Creek East West Agreements. The Voting Agreements and, if Purchaser elects in writing to assume or is deemed to have elected to assume them as described in Section 5.3(e) of this Agreement, the Commercial Space Management Agreement, the Spa Management Agreement and the Consulting Agreement.

1.1.5	Assumed Management Agreements: The Park Hyatt Beaver Creek Management Agreement, the Denver Marriot Management Agreement and, if Purchaser elects to assume or is deemed to have elected to assume it as described in Section 5.3(e) of this Agreement, the Beaver Creek Spa Management Agreement.

1.1.6	Beaver Creek East West Agreements. The Beaver Creek Commercial Space Management Agreement, Spa Management Agreement, Voting Agreements and Consulting Agreement listed on Exhibit J attached hereto.

1.1.7	Beaver Creek HVAC Work: For the Park Hyatt Beaver Creek, the renovation work described for such Asset on Exhibit F attached hereto.

1.1.8	Bookings: With respect to each hotel Asset, all bookings, contracts and reservations for guest, conference, meeting and banquet rooms or other facilities at the hotel, or for off premises catering, together with all deposits made with respect thereto and any rents and/or other considerations owed by hotel guests, tenants, licensees or concessionaires with respect thereto.

1.1.9	Broker: See Schedule 6.10 attached hereto.

1.1.10	Business Day: Any day other than a Saturday, Sunday or any day that is a federal and national banking holiday.

1.1.11	Closing Date: At 12:00 noon (Central time), on April 20, 2007 (as such date may be extended in accordance with Section 10.3 or Section 12.3 of this Agreement).

1.1.12	Closing Title Issues: (a) Title exceptions recorded with respect to an Asset by or with the consent of Sellers or their Affiliates after 5:00 p.m. (Central time) on the effective date of the applicable Title Commitment pertaining to such Asset last delivered prior to March 22, 2007, or caused by or arising out of the actions of Sellers or their Affiliates after 5:00 p.m. (Central time) on the effective date of the applicable Title Commitment pertaining to such Asset last delivered prior to March 22, 2007, and which could reasonably be expected to have a material adverse effect on the title, use, operation or value of such Asset; and (b) the Mandatory Seller Cure Items.

1.1.13	Colorado Assets: The Denver Marriott and the Park Hyatt Beaver Creek.

1.1.14	Commercially Reasonable Efforts: For any Person, commercially reasonable efforts by such Person, in good faith, but without any obligation on the part of such Person to make any payments or otherwise expend funds other than such Person’s internal administrative costs and reasonable legal fees incurred by such Person or costs or fees expressly set forth in this Agreement, such as contract termination fees

1.1.15	Current Funds: Wire transfers of immediately available funds to the Title Company which would permit the Title Company to immediately disburse such funds.

1.1.16	Denver Renovation Work: For the Denver Marriott, the renovation work described for such Asset on Exhibit F attached hereto.

1.1.17	Earnest Money: $6.700.000.00, to be deposited in accordance with Section 4.1 below, including interest thereon.

1.1.18	Effective Date: March 5, 2007, which the Parties acknowledge and agree to be the date upon which this Agreement is effective (subject to the provisions of Section 2.3 and Section 14.18 hereof) regardless of the actual date that this Agreement is fully executed and delivered by Seller and Purchaser.

1.1.19	Environmental Law: Any law, statute, ordinance, rule, or regulation and any applicable Order or determination of any Governmental Body, in each case, pertaining to public health, the environment, pollution or contamination, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

1.1.20	F&B: With respect to each hotel Asset, all food and alcoholic and non-alcoholic beverages which are owned by Sellers or the applicable Operating Lessee and located at the hotel or spa, or ordered for future use at the hotel or spa as of the Closing Date but only to the extent in unopened cases, or in the case of the wine inventories at the Ventana Inn & Spa, unopened bottles at such Asset.

1.1.21	Fairmont Sonoma Mission Inn & Spa Contract: That certain Purchase and Sale Agreement (as amended), dated as of the Effective Date, between SMI Real Estate, LLC, as seller, and Purchaser, pertaining to the Fairmont Sonoma Inn & Spa in Boyes Hot Springs, California (“Fairmont Sonoma Mission Inn & Spa”).

1.1.22	Governmental Body: Any nation, state, county, city, town, village, district, or other governmental or quasi-governmental Person or any regulatory body, including any property owners association.

1.1.23	Ground Leases: The three (3) Ground Leases for the Denver Marriott as described on Exhibit F attached hereto, including the “Subterranean Lease”, the “Perry Lease” and the “Plettner Lease” described therein.

1.1.24	Guarantor: Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership.

1.1.25	Guest Ledger: With respect to each hotel Asset, any all charges accrued to the open accounts of any guests or customers at the hotel as of 12:01 a.m., Central time for the Omni Austin, Mountain time for the Denver Marriott and the Park Hyatt Beaver Creek, and Pacific time for Ventana Inn & Spa, on the Closing Date for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of the applicable Seller at the hotel.

1.1.26	Hazardous Materials: any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials or wastes (including, without limitation, petroleum or any by-products or fractions thereof, any natural gas liquids, lead, asbestos and asbestos- containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) as defined in or regulated by any Environmental Laws.

1.1.27	Improvements: All improvements, structures and hotel buildings (and, in the case of the Omni Austin, the Austin Centre office building), and all of the applicable Seller’s right, title and interest in and to fixtures, walls, fences, landscaping and other improvements situated on or affixed or appurtenant to the Land (including, without limitation, all pavement, access ways, curb cuts, parking, kitchen and support systems and facilities, laundry systems and facilities, office facilities, plumbing and drainage systems and facilities, air ventilation and filtering systems and facilities, utility systems and facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television, internet service, natural gas and other utilities), or in the case of a condominium unit, all of the foregoing in relation to the condominium unit together with the corresponding undivided interest in the common elements described in the condominium declaration.

1.1.28	Inspection Period: The period commencing on the Effective Date and ending at 6:00 p.m. (Central time) on April 2,2007.

1.1.29	Land: Collectively, those certain tracts or parcels of land or condominium interests more particularly described on Exhibits A-l through A-4 attached hereto. Further, in the event that prior to Closing Sellers obtain the Village Hall Deed as described in Schedule 14.14 to this Agreement, the Park Hyatt Beaver Creek Land shall additionally include the land covered by the Village Hall Deed.

1.1.30	Law or Laws: Laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, or decrees; provided, that for the purposes of Section 14.12 of this Agreement, “Laws” shall include, without limitation, all applicable requirements of the New York Stock Exchange.

1.1.31	Management Agreement: For each Asset other than the Omni Austin, the Management Agreement listed on Exhibit F attached hereto and the Beaver Creek Spa Management Agreement (collectively, the “Management Agreements”).

1.1.32	Manager: The Manager under each Management Agreement (collectively, the “Managers”).

1.1.33	Master Leases: (a) The lease agreements for all Assets, the Omni Austin hotel and the commercial and spa components of the Park Hyatt Beaver Creek, each between the applicable Seller and the Operating Lessee, pursuant to which each applicable Seller has master leased its Asset to the Operating Lessee, and (b) the lease agreement between Crescent Hospitality, Inc., as lessor and lessee, with respect to the Spa at the Park Hyatt Beaver Creek.

1.1.34	Material Agreements: For each Asset, the Material Agreements listed on Exhibit H attached hereto, as such list may be modified as described in Schedule 14.14 of this Agreement.

1.1.35	Omni Lease: For the Omni Austin hotel, the Lease Agreement by and between Brazos Austin Centre, Ltd., a Texas limited partnership, and HCD Austin Corporation, a Delaware corporation, dated effective as of March 29, 1996, as amended and assigned.

1.1.36	Omni Lessee: The lessee under the Omni Lease.

1.1.37	Operating Lessee: Crescent Hospitality, Inc.

1.1.38	Order: Any award, decision, injunction, judgment, order, ruling, subpoena, or verdict, entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.1.39	Other Assets means the “Assets” described in the Other Purchase and Sale Agreements.

1.1.40	Other Property means the “Property” described in the Other Purchase and Sale Agreements.

1.1.41	Other Purchase and Sale Agreements: (i)the Sonoma Golf Club Contract, (ii)the Fairmont Sonoma Mission Inn & Spa Contract and (iii)the Renaissance Houston Contract.

1.1.42	Parties: Collectively, the Sellers and Purchaser (each a “Party”). Although Guarantor is not a “Party” hereto, Guarantor has executed this Agreement solely for the purposes of Sections 11.6, 11.7, 11.8 and 14.15.

1.1.43	Person: An individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity.

1.1.44	Purchaser: Walton TCC Hotel Investors V, L.L.C., a Delaware limited liability company.

1.1.45	Purchaser Assumed Liabilities: The liabilities and obligations of Purchaser under the Assumed Management Agreements, the Assumed Beaver Creek East West Agreements, the Material Agreements, the Operating Agreements, the Tenant Leases, the Omni Lease, the Permitted Exceptions, the Bookings, equipment leases or other leases of Personalty assigned to Purchaser under this Agreement, installment sales contracts pertaining to Personalty assigned to Purchaser under this Agreement, and Permits and warranties assigned to Purchaser pursuant to this Agreement, and any other liability or obligation of Purchaser expressly undertaken under this Agreement or any other document executed by Purchaser at or in connection with the Closing, all to the extent such liabilities or obligations first arise or accrue on or after the Closing Date.

1.1.46	Purchase Price: An aggregate amount equal to $410,500,000.00.

1.1.47	Renaissance Houston Contract: That certain Purchase and Sale Agreement (as amended), dated effective as of the Effective Date, between Crescent Real Estate Funding III, L.P., as seller, and Purchaser, pertaining to the Renaissance Houston Hotel in Houston, Texas (the “Renaissance Houston”).
1.1.48	Representatives: A Person’s members, manager, partners, directors, officers, advisors, present and prospective financing sources and investors, employees, accountants, counsel and representatives of such Person’s advisors; and in the case of Purchaser, a prospective assignee (and its employees, accountants, counsel and representatives) to whom Purchaser reasonably expects to make an assignment as permitted by the terms of Section 14.4.

1.1.49	Required Consents: The consent of (a) the Lender to the Existing Debt Assumption Agreement, (b) the Manager under each Assumed Management Agreement to the Management Assumption Agreement with respect to its Management Agreement, (c) the applicable East West entity under each Assumed Beaver Creek East West Agreement, to the extent the consent of such East West entity is required by the terms of such underlying agreement to the assignment of such underlying agreement to Purchaser by Seller, (d) the applicable third party under each Material Agreement, to the extent the consent of such third party is required by the terms of such Material Agreement to the assignment of such Material Agreement to Purchaser by Seller; and (e) the ground lessor under the Perry Lease (as defined in Section 1.1.26 above and described in Exhibit F).

1.1.50	Retail Merchandise: With respect to each hotel Asset, all merchandise owned by the applicable Seller or the applicable Operating Lessee and located at the hotel or spa facility that has not been in inventory for more than one (1) year prior to the Closing Date, including, without limitation, any gift shop or newsstand maintained by the applicable Seller or Operating Lessee (or by a Manager on behalf of such Seller or Operating Lessee) and held for sale to guests and customers of the hotel or spa facilities, or ordered in the ordinary course of business for future sale at the hotel or spa facility as of the Closing Date.

1.1.51	Seller Matters: (a) the Sellers Indemnity Obligations, (b) Sellers’ express representations, warranties, covenants and agreements as set forth in Article VI and Article XIII of this Agreement (as supplemented by Schedule 14.14 attached hereto), and (c) the applicable Seller’s warranties of title as set forth in the Deeds.

1.1.52	Sellers: Crescent Real Estate Funding VIII, L.P., a Delaware limited partnership, the owner of the Omni Austin and Ventana Inn & Spa; Crescent 707 17th Street, LLC, a Delaware limited liability company, the owner of the Denver Marriott; and Crescent Real Estate Funding XII, L.P., a Delaware limited partnership, the owner of the Park Hyatt Beaver Creek (each singularly, a “Seller”).

1.1.53	Sonoma Golf Club Contract: That certain Purchase and Sale Agreement (as amended), dated as of the Effective Date, between Sonoma Golf Club, LLC and Sonoma Golf, LLC, as sellers, and Purchaser, pertaining to the Sonoma Golf Club in Boyes Hot Springs, California (the “Sonoma Golf Club”).

1.1.54	Supplies: With respect to each hotel Asset, all stock in trade, china, glassware and silverware; operating and consumable inventories, linens and uniforms; engineering, maintenance, cleaning and housekeeping supplies; matches and ashtrays; soap and other toiletries; stationery, menus and other printed materials; and all similar materials and supplies, owned by Sellers or the applicable Operating Lessee and which are located at the hotel or spa facility or ordered for future use at the hotel or spa facility as of the Closing Date.
1.1.55	Tenant Leases: The leases, subleases, licenses, concessions and similar agreements granting a real property interest to any other Person for the use or occupancy of any portion of the Land and/or Improvements, including any leases which may be made by any Seller after the Effective Date and prior to Closing as permitted by this Agreement, but excluding the Management Agreements, the Bookings, the Master Leases and the Omni Lease. For the purposes of this Agreement, the term “Tenant Leases” shall include any agreements for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Land or Improvements and generate income to any Seller as the owner of such Land or Improvements; provided, that Purchaser must assume the obligations of the “lessor” or “licensor” under all such agreements, some or all of which may be non-cancelable.

1.1.56	Terminated Management Agreement: The Ventana Inn & Spa Management Agreement.

1.1.57	Title Company (for notice purposes also):
Fidelity National Title Insurance Company
717 N. Harwood, Suite 800
Dallas, Texas 75201
Attention: Pat Noska
Telephone: (214)220-1829
Facsimile: (214) 969-5348
1.1.58	Ventana Renovation Work: For the Ventana Inn & Spa, the renovation work described for such Asset on Exhibit F attached hereto.

1.1.59	Index of Certain Additional Defined Terms: Each of the following terms shall have the meaning set forth on the designated page of this Agreement:

Accounts Receivable	35
Additional Property Materials	16
Agreement	1
Ancillary Property Rights	11
Approved Jurisdictions	54
Asset	1
Assignment and Assumption Agreement	23
Assignments of Leases	31
Bills of Sale	31
Board	13
Board Approval	13
Board Approval Deadline Date	13
Business Days	56
Casualty	49
Closing	31
Closing Deliveries	46
Code	26
Compensation	36
Condemnation	49
Confidential Information Exclusions	21
Deeds	31
Deferral Period	42
Deposits	12
Environmental Reports	15
ERISA	25
Exception Documents	15
Excluded Matters	28
Execution Date	57
Existing Surveys	15
Extension Condition	42
FF&E Reserves	12
House Cash	12
Independent Contract Consideration	53
Insurance Policies	37
Intangible Personal Property	13
Intellectual Property	12

Major Casualty	49
Major Condemnation	49
Major Tenant Lease	51
Management Agreements	4
Management Assumption Agreement	23
Managers	4
Mandatory Seller Cure Items	18
Maximum Amount	47
Minimum Amount	47
Net Worth	54
New Survey	17
New Title Policy	19
Operating Agreement Termination Notice	39
Operating Agreements	12
Party	5
PCBs	4
Permits	12
Permitted Exceptions	18
Personalty	11
Plan Assets Regulation	25
Problem Asset	42
Property	11
Property Information	15
Purchaser Closing Deliveries	32
Purchaser Conditions	39
Purchaser Guarantor	53
Purchaser Inspection Parties	20
Reproration Obligation	37
Seller	6
Seller Closing Deliveries	31
Seller’s Indemnity Obligations	47
Seller’s Initial Cure Items	17
Seller’s Insurance Policies	25
Seller’s Response Notice	17
Sellers Surviving Obligations	47
Sellers’ Conditions	41
St David’s Parking Lease	51
STRL	57
Survival Period	30
Tenant Notice Letter	32
Tenants	12
Title Commitment	15
Title Commitments	15
Title Defects	17
Title Objection Notice	17
Title Response Date	17
Trade Payables	34
Utilities	36
Ventana Sales Contract	57
     1.2 Certain Closing Costs. Closing costs shall be allocated and paid as follows:

Responsible
Cost	Party
Real Estate Sales Commission payable to Broker.	Sellers

Base premiums for any New Title Policies pursuant to Section 5.2(g) (but excluding premiums for any upgrades for extended or additional coverages and any endorsements desired by Purchaser, other than premiums, if any charged for endorsements required for Seller Cure Items).
Sellers

Premiums for any upgrades for extended or additional coverages for the New Title Policies and any endorsements desired by Purchaser (other than premiums, if any, charged for endorsements required for Seller Cure Items).
Purchaser

Any and all other title policies, upgrades, endorsements or other title information requested by Purchaser’s lender(s).	Purchaser

Any Title Company inspection fees, and the cost of any Tax Certificates for the Property.	Purchaser

Costs of the Existing Surveys.	Sellers

Costs of any New Survey pursuant to Section 5.2(b) (including any revisions, modifications or recertifications thereto or to the Existing Surveys).	Purchaser

Recording charges and fees.	Purchaser

Responsible
Cost	Party
Any transfer taxes, mortgage taxes, deed taxes, sales taxes, documentary stamps, intangible taxes, or other similar taxes, fees or assessments arising from the transfer of the Property to Purchaser pursuant to this Agreement.
Purchaser

Any fees, costs or expenses due and owing in connection with the assignment and Purchaser’s assumption of the Assumed Management Agreements, the Material Agreements and the Assumed Beaver Creek East West Agreements.
Purchaser

Any fees, costs or expenses incurred in connection with the termination of the Ventana Inn & Spa Management Agreement and, if Purchaser elects to not to assume any such agreement, the Beaver Creek East West Commercial Space Management Agreement, Spa Management Agreement or Consulting Agreement.
Sellers

The “Payment to Hyatt Upon Certain Sale” required by Section 4.5 of the Park Hyatt Beaver Creek Management Agreement.	Sellers

Any fees, costs or expenses incurred in connection with the termination of the Master Leases and any Beaver Creek East West Agreement which is not an Assumed Beaver Creek East West Agreement.	Sellers

Any fees, costs or expenses, if any, incurred in obtaining any estoppels, consents or third party assurances with respect to any Asset, any Material Agreement (except as otherwise expressly provided in this Agreement), any Permitted Exception or any Operating Agreement, that are requested by Purchaser.
Purchaser

Any escrow fee charged by The Title Company for holding the Earnest Money or conducting the Closing.	Purchaser 1/2 Sellers 1/2

Except as otherwise expressly provided in this Agreement, any fees, costs or expenses incurred in satisfying any requirements of Purchaser’s lenders or investors.	Purchaser

Except as expressly provided otherwise in this Agreement, any fees, costs or expenses incurred in satisfying any requirements of Seller’s lenders, including partial reconveyance, title insurance and prepayment fees, if any, for the Denver Marriott.
Sellers

Except as otherwise expressly provided herein, all other closing costs, expenses, charges and fees.	Purchaser/Sellers as is customary for jurisdiction where the Asset is located

     1.3 Notice Addresses:

Purchaser:	Walton Street Capital, L.L.C.
900 North Michigan Avenue
Suite 1900
Chicago, Illinois 60611
Attention: Mr. Stephen Sotoloff And Mr. Luke Massar
Telephone: (312) 915-2800
Facsimile: (312) 915-2881

with copies to:	Pircher, Nichols & Meeks
900 North Michigan Avenue
Suite 1050
Chicago, Illinois 60611
Attention: Real Estate Notices (DJP)
Telephone: (312) 915-3167
Facsimile: (312) 915-3348

Sellers:	c/o Crescent Real Estate Equities, Ltd.
777 Main Street
Suite 2100
Fort Worth, Texas 76102-5326
Attention: David Dean and Chris Porter
Telephone: (817) 321-1028
Facsimile: (817) 321-2020

with copies to:	Haynes and Boone, LLP	Haynes and Boone, LLP
	901 Main Street, Suite 3100	2505 North Plano Rd.
	Dallas, TX 75202-3789	Suite 4000
	Attention: Steven R. Jenkins	Richardson, TX 75082
	Telephone: (214) 651-5263	Attention: Ann M. Saegert
	Facsimile: (214) 651-5940	Telephone: (972) 739-8632
Facsimile: (972) 692-9123

Guarantor:	Crescent Real Estate Equities
Limited Partnership
777 Main Street
Suite 2100
Fort Worth, Texas 76102-5326
Attention: David Dean and Chris Porter
Facsimile No.: (817) 321-2020
Telephone No.: (817)321-2100

with copies to:	Haynes and Boone, LLP	Haynes and Boone, LLP
	901 Main Street, Suite 3100	2505 North Plano Rd.
	Dallas, TX 75202-3789	Suite 4000
	Attention: Steven R. Jenkins	Richardson, TX 75082
	Telephone: (214) 651-5263	Attention: Ann M. Saegert
	Facsimile: (214) 651-5940	Telephone: (972) 739-8632

     Title Company:           As provided in Section 1.1.57
Facsimile: (972) 692-9123
ARTICLE II
SALE OF THE PROPERTY
2.1 Property. For the consideration and upon and subject to the terms, provisions and conditions of this Agreement, the Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the following described property (collectively, the “Property”):
          (a) Fee simple title in and to the Land, together with the Improvements located thereon, and all rights, titles and interests of the Sellers appurtenant to the Land and Improvements, including, without limitation, all rights, titles and interests of the Sellers in (i) easements, privileges and hereditaments appurtenant to the Land, (ii) without warranty, adjacent strips and gores, adjacent roads, streets, highways, alleys and rights-of-way (both public or private, open or proposed), (iii) access, air, water, riparian, development, utility and solar rights, and (iv) all right, title and interest which accrue to the Land and Improvements being transferred as a member or owner in any applicable owners or condominium association, including all voting and approval rights with respect to the Land and Improvements being transferred (collectively, the interests described in clauses (i) through (iv) being referred to as the “Ancillary Property Rights”). Notwithstanding the foregoing, the term “Ancillary Property Rights” with respect to the Park Hyatt Beaver Creek and the Denver Marriott shall only include the appurtenances included within the form of Deed for each such Asset attached to this Agreement;
          (b) All of the Sellers’ and the applicable Operating Lessee’s respective right, title and interest, without warranty, in and to all tangible personal property of any kind (the “Personalty”) owned or leased by the respective Sellers and attached to or located on the Land or Improvements or the businesses being conducted thereon, including, without limitation, (i) mechanical systems, fixtures, equipment and machines (including, without limitation, kitchen, food and beverage service, cleaning service, laundry and dry cleaning, office, telephone, telex, internet, facsimile and other telecommunication, cable and satellite television and computer equipment and machines), (ii) maintenance equipment and tools, (iii) site plans, surveys, plans and specifications, marketing materials and floor plans in the Sellers’ possession to the extent they relate to the Land or Improvements, (iv) pylons and other signs, (v) art work, paintings, posters and other graphics, (vi) devices, tools, carpeting, drapery, curtains and other floor, widow and wall coverings, furniture, fixtures, furnishings, vehicles, carts, appliances, computer hardware and other items which are located upon the Improvements and used exclusively in the operation thereof, or ordered for future use upon the Improvements as of the Closing; (vi) Supplies (including Supplies ordered for future use upon the Improvements as of the Closing); (vii) F&B (including F&B ordered for future use upon the Improvements as of the Closing); and (viii) Retail Merchandise (including Retail Merchandise ordered for future use upon the Improvements as of the Closing). Notwithstanding anything to the contrary contained herein, it is expressly agreed by the Parties that the following shall not be included in the Personalty to be sold to Purchaser hereunder: (A) any fixtures, furniture, furnishings, equipment or other personal property owned or leased (from a party other than a Seller, Operating Lessee or any Affiliate thereof) by a Manager (except as otherwise expressly provided otherwise in this Agreement) or any operator, tenant, contractor, or employee, (B) other items of tangible personal property covered by other Sections of this Section 2.1, and (C) with respect to the Park Hyatt Beaver Creek and Denver Marriott, any property, rights or interests attributable to other units or areas in the larger project or development or owned or controlled by a common association, manager or similar Person;

          (c) All cash on hand or on deposit as of Closing in any house bank maintained in connection with the ownership or operation of the Land and Improvements (collectively, “House Cash”), all FF&E reserves, if any, held by the applicable Manager at the Asset or by the manager under the Beaver Creek East West Spa Management Agreement (collectively, the “FF&E Reserves”), all Bookings and all Accounts Receivable;
          (d) All of the Sellers’ and the applicable Operating Lessee’s respective right, title and interest, without warranty (except as expressly provided in this Agreement), as lessor under any Tenant Leases and any guaranties applicable thereto, and all unapplied deposits, whether security or otherwise (the “Deposits”), paid by tenants (collectively, the “Tenants”) under the Tenant Leases, to the extent transferable (although Sellers agree to use Commercially Reasonable Efforts to cooperate with Purchaser to cause any non-transferable Deposits to be assigned to Purchaser at Closing);
          (e) Intentionally Omitted;
          (f) All of each applicable Seller’s and the applicable Operating Lessee’s right, title and interest as owner under the respective Assumed Management Agreements;
          (g) All of the Sellers’ and the applicable Operating Lessee’s respective rights, titles and interests, if any, without warranty (except as expressly provided otherwise in this Agreement), in and to (i) the Material Agreements, (ii) the Assumed Beaver Creek East West Agreements, (iii) any equipment leases or other leases of Personalty, (iv) any installment sales contracts pertaining to Personalty, and (v) all other service, management and maintenance contracts and other contracts relating to the ownership and operation of the Property (collectively, but excluding the Management Agreements, the Master Leases, the Material Agreements, the Beaver Creek East West Agreements and the Tenant Leases, the “Operating Agreements”) that are not terminated at Closing as set forth in Section 9.6 hereof; and warranties, guaranties and bonds in effect at Closing relating to the Land, the Improvements or the Personalty, to the extent same are assignable without cost to Sellers, unless Purchaser pays such costs;
          (h) Subject in all respects to the provisions of Section 13.4 below, all of the Sellers’ and the applicable Operating Lessee’s respective right, title and interest, if any, without warranty (except as expressly provided otherwise in this Agreement), in and to any permits, licenses (but excluding all liquor licenses that are owned by Parties other than Sellers and Operating Lessee, which Purchaser acknowledges are not being sold and will not be transferred to Purchaser hereunder (although Sellers agree to use Commercially Reasonable Efforts to cooperate with Purchaser, with respect to any liquor licenses owned by the Manager under the Terminated Management Agreement, to cause the Manager to assign its liquor license for the Ventana Inn & Spa to Purchaser at Closing)), certificates of occupancy and governmental approvals to the extent the same relate to the Land, Improvements, Ancillary Property Rights, Personalty, Operating Agreements or Tenant Leases (including, without limitation, liquor licenses) (the “Permits”), and to the extent the same are assignable without cost to the Sellers, unless Purchaser pays such costs;
          (i) Without warranty (except as expressly provided otherwise in this Agreement), all of the applicable Seller’s and applicable Operating Lessee’s right, title and interest in the following trade names and trade marks: “Ventana Inn & Spa” (collectively, the “Intellectual Property”); and
          (j) All of the Sellers’ and applicable Operating Lessee’s respective right, title and interest, without warranty and to the extent the same are transferable, in and to (i) computer software used in connection with any computer systems located on or within the Land and/or Improvements; and (ii) direct dial telephone numbers for the Property (but excluding (x) any such items in which Seller or the applicable Operating Lessee possesses an interest pursuant to a Management Agreement or the Beaver

Creek East West Spa Management Agreement, and (y) items of intangible personal property that are otherwise the subject of other defined terms set forth in this Agreement or attributable to other properties also owned by the applicable Seller) (collectively, the “Intangible Personal Property”).
     Notwithstanding anything to the contrary in this Section 2.1, the Parties acknowledge and agree that each Seller shall be obligated only to convey its respective Asset or Assets and the Property interests described above pertaining to each such Asset, and not any Asset owned by any other Seller.
2.2 Sales/Use Taxes. Purchaser shall file all necessary tax returns with respect to taxes imposed or due solely by reason of the transactions contemplated under this Agreement and, to the extent required by applicable Law, the Sellers will join in the execution of any such tax returns. Consistent with this Agreement (including Section 3.1) and applicable Law, the Parties (a) shall cooperate with each other in good faith to maximize the Parties’ ability to structure the transaction to utilize retail resale exemptions, the occasional sale exemption, the occasional business sale exemption and other applicable sales or use tax exemptions and other exemptions and structures that may be utilized in whole or part in compliance with all applicable Laws, and (b) agree to execute any necessary documents in connection therewith provided such documents are commercially reasonable in form and substance. The Sellers shall use Commercially Reasonable Efforts to cooperate with Purchaser with respect to Purchaser’s efforts to take advantage of any applicable bulk sale exemptions that may be available under applicable Laws. The Parties shall file requests for tax clearance certificates for each Seller and Operating Lessee with the appropriate Government Body, excluding the Colorado Assets. The provisions of this Section 2.2 shall survive Closing.
2.3 Board Approval. Sellers will execute this Agreement, but the effectiveness thereof, other than this Section 2.3, shall not occur unless and until this Agreement and the Other Purchase and Sale Agreements, and the transactions contemplated herein and therein, have been approved (collectively, “Board Approval”) by the Board of Trust Managers of Crescent Real Estate Equities Company or the applicable committees thereof (collectively, the “Board”). Seller will promptly provide Purchaser with written notice that Board Approval has been granted or denied. Notwithstanding anything set forth in this Agreement, in the event Sellers fail to notify Purchaser that it has obtained Board Approval by March 12, 2007 (the “Board Approval Deadline Date”), or prior thereto notifies Purchaser that Board Approval has been denied, then either Sellers or Purchaser may terminate this Agreement by written notice to the other given within five (5) days following the Board Approval Deadline Date (but only if Board Approval has not been obtained by the date of such notice), and this Agreement shall terminate except for the provisions hereof which expressly survive termination. From the Effective Date until such time as this Agreement is terminated, the Sellers agree on behalf of themselves and their Affiliates to deal solely with Purchaser in connection with the sale of the Assets and during such time no Seller nor any Affiliate of Seller will negotiate with, solicit or entertain offers from any third party with respect to the subject matter of this Agreement.
ARTICLE III
PURCHASE PRICE
3.1 Purchase Price. The Parties acknowledge and agree that the aggregate Purchase Price to be paid by Purchaser to the Sellers for the Property is allocated among the Assets as set forth in Exhibit F attached hereto. The applicable Purchase Price for each Asset, less a credit for the portion of the Earnest Money allocated to such Asset in accordance with Schedule 4.2 attached hereto and made a part hereof, and plus or minus prorations and adjustments as provided in this Agreement, shall be paid by Purchaser to the applicable Seller in Current Funds at the Closing by wire transfer to the Title Company.

3.2 Allocation of Purchase Price. The Sellers and Purchaser agree that (a) solely for transfer and sales tax purposes, the Purchase Price for each Asset shall be allocated among the real and personal property pertaining to each respective Asset; (b) at least four (4) Business Days prior to the Closing Date, Purchaser shall deliver to the Sellers Purchaser’s allocations of the Purchase Price for each Asset among the real and personal property pertaining to each respective Asset; and (c) such allocations shall be subject to Sellers’ approval, which approval shall not be withheld so long as the Sellers in good faith believe the allocation is supportable based on the applicable facts and circumstances.
ARTICLE IV
EARNEST MONEY DEPOSIT
4.1 Amount and Timing. Within two (2) Business Days after the Effective Date, Purchaser shall deliver the Earnest Money, in Current Funds, to the Title Company. The Sellers agree that the Earnest Money shall be refundable at any time prior to expiration of the Inspection Period if Purchaser elects to terminate this Agreement pursuant to Section 5.3(c) hereof for any reason as determined in Purchaser’s sole and absolute discretion. After the expiration of the Inspection Period, the Earnest Money shall be payable to either Purchaser or Sellers in accordance with this Agreement. If Purchaser fails to deposit the Earnest Money with the Title Company on or before two (2) Business Days after the Effective Date, this Agreement and the Other Purchase and Sale Agreements shall be of no force or effect, and neither the Sellers nor Purchaser shall have any further obligations hereunder or under the Other Purchase and Sale Agreements, except for provisions of this Agreement and the Other Purchase and Sale Agreements which expressly survive the termination hereof and thereof. The Title Company shall invest the Earnest Money promptly upon receipt in government insured interest-bearing accounts satisfactory to and as directed by Purchaser, shall not commingle the Earnest Money with any funds of the Title Company or others, and shall promptly provide Purchaser and the Sellers with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.
4.2 Application and Interest. Purchaser and Sellers agree that the Earnest Money shall be credited towards the Purchase Price if the transactions contemplated by this Agreement close, in which case the Earnest Money shall be deemed allocated among the Assets comprising the Property as set forth in Schedule 4.2 attached hereto and made a part hereof. In the event of a termination of this Agreement for any reason by Purchaser prior to expiration of the Inspection Period in accordance with the provisions of this Agreement, the Title Company is authorized to deliver the Earnest Money to Purchaser on or before the second (2nd) Business Day following delivery by the Purchaser to the Title Company and Seller of written notice from the Purchaser of such termination. If this Agreement is terminated by Purchaser or Sellers after the expiration of the Inspection Period in accordance with the provisions of this Agreement, the Title Company is authorized to deliver the Earnest Money to Purchaser or Sellers on (or before based on joint written direction of the Parties) the tenth (10th) Business Day following receipt by the Title Company and the non-terminating Party of written notice from the terminating Party of such termination; provided, however, that, if the non-terminating party, before the end of the ninth (9th) Business Day following receipt by the Title Company and the non-terminating Party of written notice from the terminating Party of such termination, notifies the Title Company that the non-terminating party disputes the right of terminating party to receive the Earnest Money, then the Title Company shall retain the Earnest Money in escrow and may, in the Title Company’s discretion, interplead the Earnest Money into a state or federal court of competent jurisdiction in the county or district in which the Earnest Money has been deposited, and all attorneys’ fees and costs and the Title Company’s costs and expenses incurred in connection with such interpleader shall be assessed against the Party that is not awarded the Earnest Money. All interest earned on the Earnest Money is part of the Earnest Money, to be applied or disposed of in the same manner as the Earnest Money under this Agreement and shall be applied against the Purchase Price at Closing. By their entry into this Agreement, the Parties agree that the foregoing provisions of this Section 4.2 shall constitute their respective written instructions to the Title Company to distribute the Earnest Money in accordance herewith.
ARTICLE V
DUE DILIGENCE; TITLE
5.1 Initial Due Diligence Review. In addition to the inspection rights contained elsewhere in this Article V, the Parties acknowledge and agree that from the Effective Date until Closing or the earlier termination of this Agreement, Purchaser shall have an opportunity to perform a due diligence review of the Property by virtue of its review of the following documents and other information pertaining to the Property (the matters described in subparagraphs (a) through (s) below, collectively, the “Property Information”) provided by the Sellers:
          (a) Unaudited income statements for the Assets for calendar years 2000 through 2006, and year-to-date unaudited income statements for the Assets through January 2007, and, if available, audited financial statements for calendar years 2000 through 2006;
          (b) Copies of current-year operating forecasts for each Asset;
          (c) Copies of the current (dated after December 15, 2006) title commitments issued to the respective Sellers for the Property (collectively, the “Title Commitments” and singularly, a “Title Commitment”) issued by the Title Company, together with copies of instruments or documents (the “Exception Documents”) creating or evidencing conditions or exceptions to title affecting the Asset that is the subject of such Title Commitment and a copy of each of the respective Seller’s existing title policy together with all endorsements thereto;
          (d) Copies of the condominium plats for the Park Hyatt Beaver Creek and the Denver Marriott and the existing survey pertaining to the Ventana Inn & Spa and the Omni Austin (collectively, the “Existing Surveys” and singularly, an “Existing Survey”);
          (e) Intentionally Omitted;
          (f) Copies of (i) any environmental reports regarding each Asset in the possession of the respective Sellers; and (ii) with respect to the matters disclosed in Schedule 6.25 regarding the Ventana Inn & Spa, the following items: any hard copies of correspondence among the applicable Seller, its Affiliates, its consultants and the applicable Governmental Body, and any environmental studies, proposals, contracts and other pertinent written materials in the possession of the applicable Seller, but in each case excluding materials that are protected by attorney-client or attorney work-product privileges and excluding all email and other electronic correspondence (collectively, the “Environmental Reports”);
          (g) Copies of any property condition reports (including geotechnical, geophysical and engineering reports) regarding each Asset in the possession of the respective Sellers;
          (h) Copies of the most recent real estate and personal property tax statements in the respective Sellers’ possession with respect to the Property or any part thereof;
          (i) Copies of (i) all Management Agreements, (ii) the Omni Lease, (iii) the Ground Leases, (iv) the Material Agreements, and (v) the East West Agreements;
          (j) Intentionally Omitted;

          (k) A current rent roll for each Property and copies of the Tenant Leases (and all amendments, modifications, or supplements thereto) pertaining to each Asset, to the extent in the respective Sellers’ possession;
          (l) Copies of all Operating Agreements (and all amendments, modifications, or supplements thereto) pertaining to each Asset, to the extent in the respective Sellers’ possession;
          (m) Copies of all Permits pertaining to each Asset, to the extent in the respective Sellers’ possession;
          (n) A schedule setting forth in reasonable detail (as of the date specified in such schedule) all Bookings, House Cash and FF&E Reserves;
          (o) A schedule prepared by the applicable Manager setting forth in reasonable detail the capital expenditures projected at each Property for the next five (5) years;
          (p) All correspondence and communications between the landlord and tenant with respect to the Omni Lease in the possession of the applicable Seller, excluding materials that are protected by attorney-client or attorney work-product privileges;
          (q) Copies of all architectural drawings and plans and specifications with respect to the Improvements, all to the extent in the respective Sellers’ possession;
          (r) Copies of all certificates of occupancy pertaining to each Asset, to the extent in the respective Sellers’ possession; and
          (s) A schedule of pending real estate tax protests or proceedings affecting any of the Assets.
     Purchaser acknowledges that the Property Information either has been made available by the Sellers to Purchaser prior to the Effective Date or will be made available to Purchaser within five (5) days after the Effective Date (or, with respect to insurance policies, as soon as they become available), in each case by means of posting the same on the “CrescentConnect” website to which Purchaser was granted access by the Sellers. In addition to the foregoing, as soon as reasonably possible after the Effective Date, the Sellers shall provide to Purchaser year-to-date unaudited monthly income statements for the Assets, beginning January 2007, as the same become available, and the Sellers shall provide to Purchaser promptly upon request by Purchaser such additional due diligence materials relating to the Property which are reasonably requested by Purchaser and are in the respective Sellers’ possession or control, including audited financial statements for each of the Assets, if available. All such additional due diligence documents and materials provided by the Sellers to Purchaser after the Effective Date shall be provided by means of posting the same on the “CrescentConnect” website and shall be referred to collectively as the “Additional Property Materials.” Except as and to the extent otherwise expressly provided in the Sellers’ representations and warranties in Article VI of this Agreement (as supplemented by Schedule 14.14 attached hereto), the Sellers expressly disclaim any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in the Property Information and/or the Additional Property Materials, or for omissions from the Property Information and/or the Additional Property Materials, or in any other written or oral communications transmitted or made available to Purchaser. Except as otherwise expressly provided in the Sellers’ representations and warranties in Article VI of this Agreement (as supplemented by Schedule 14.14 attached hereto), Purchaser acknowledges and agrees that the Sellers have not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Information and/or the Additional Property

Materials, and have provided the Property Information and the Additional Property Materials solely as an accommodation to Purchaser. With respect to the Property, Purchaser shall rely solely upon (A) Purchaser’s review of the Property Information and the Additional Property Materials, (B) Purchaser’s inspections of the Property pursuant to Section 5.3(a) below, (C) the express warranties and representations of the Sellers set forth in Article VI of this Agreement (as supplemented by Schedule 14.14 attached hereto), and (D) the express covenants of the Sellers set forth in Article XIII of this Agreement (as supplemented by Schedule 14.14 attached hereto). In permitting Purchaser to review the Property Information, the Additional Property Materials or any other information, the Sellers have not waived any privilege or claim of confidentiality with respect thereto, and no third-party benefits or relationships of any kind, either express or implied, have been offered, intended or created. The provisions of this Section 5.1 shall survive the termination of this Agreement and Closing.
     5.2 Title and Surveys.
          (a) As noted in Section 5.1 above, Sellers have posted on the “CrescentConnect” website a current Title Commitment for each Asset, together with copies of the Exception Documents pertaining thereto, and the Existing Survey for each Asset. Sellers agree to provide Purchaser with a full size copy of each Existing Survey within five (5) Business Days after the Effective Date.
          (b) Before the expiration of the Inspection Period, Purchaser may elect to obtain a new survey for any Asset, or to revise, modify, or re-certify any Existing Survey (each a “New Survey”), but in that event Purchaser shall be responsible for obtaining and paying for each such New Survey (and in no event shall either the Inspection Period or the Closing Date hereunder be postponed or extended for any reason in connection therewith). If Purchaser obtains any New Surveys, Purchaser shall have each such New Survey certified to, and shall provide a copy to, the Title Company and Sellers. Upon Purchaser’s request and at Purchaser’s cost, Sellers shall exercise Commercially Reasonable Efforts to assist Purchaser in causing the surveyor of an Existing Survey for any Asset to revise, modify, date down and recertify such Existing Survey to Purchaser, its lender and the Title Company.
          (c) Purchaser may, on or before the date that is two (2) weeks after the Effective Date (the “Title Response Date”) deliver to Sellers written notice (“Title Objection Notice”) objecting to any exception to title set forth in any Title Commitment or any matter shown on any Existing Survey or New Survey which are not acceptable to Purchaser or that are exceptions for which Purchaser has not received the underlying information or documentation from Seller or the Title Company (collectively, “Title Defects”): provided, however, that in no event shall Purchaser object to any exceptions with respect to the Master Leases (provided they are terminated at Closing), Management Agreements, Tenant Leases, the Omni Lease, Material Agreements, Beaver Creek East West Agreements or memoranda of any of the foregoing, nor shall any such exceptions constitute “Title Defects” hereunder unless Purchaser exercises an option to elect not to assume any such agreement under this Agreement. Notwithstanding the foregoing, the Title Response Date as to Omni Austin shall be March 26, 2007. Any exception to title not objected to by Purchaser in the manner and within the time period specified in this Section 5.2(c) shall be deemed accepted by Purchaser and shall constitute a Permitted Exception hereunder, except that in no event shall Permitted Exceptions ever include Mandatory Seller Cure Items. Within five (5) Business Days following receipt of Purchaser’s Title Objection Notice, Sellers may deliver to Purchaser Sellers’ written notice (“Seller’s Response Notice”) setting forth which (if any) of the Title Defects Sellers are willing to cure or otherwise cause to be removed as exceptions in the applicable New Title Policy (the “Seller’s Initial Cure Items”). In the event that (i) Seller fails to timely deliver a Seller’s Response Notice, (ii) Seller delivers a Seller’s Response Notice but fails to cure or to cause the cure of any Seller Cure Items prior to the end of the Inspection Period, or (iii) Seller’s Response Notice fails to obligate Seller to cure all of the Title Defects which are not Mandatory Seller Cure Items, then Purchaser may, as Purchaser’s sole right and remedy, either (A) elect to terminate this Agreement and the Other Purchase and Sale Agreements (except the provisions hereof and thereof which expressly survive Closing) by written notice to Sellers delivered prior to the expiration of the Inspection Period pursuant to Section 5.3(c) of this Agreement, in which event the provisions of Section 10.1 of this Agreement governing a permitted termination by Purchaser of the entire Agreement and the Other Purchase and Sale Agreements shall apply, or (B) proceed to close, accepting title to the Property subject to the Title Defects specified in the Title Objection Notice (excluding Mandatory Seller Cure Items), in which case Purchaser shall be deemed to have waived in all respects such Title Defects; provided, however, notwithstanding the foregoing, in all events Sellers shall be obligated to cause the removal or cure of the Mandatory Seller Cure Items at or prior to the Closing and Purchaser shall be permitted to deduct from the Purchase Price the amount of Title Defects having an ascertainable amount that will be paid or cured by Purchaser after Closing. Notwithstanding anything to the contrary in this Agreement, Sellers expressly agree to cause to be cured or removed as exceptions from each New Title Policy the following (the “Mandatory Seller Cure Items”): (v) matters that Seller has elected in writing to cure as provided in Section 5.3(c) above, (w) except for those matters and circumstances described in the other subsections of this definition of the term “Mandatory Seller Cure Items”, title exceptions recorded with respect to an Asset by or with the consent of Sellers or their Affiliates after 5:00 p.m. (Central time) on the effective date of the applicable Title Commitment pertaining to such Asset last delivered prior to March 22, 2007, or caused by or arising out of the actions of Sellers or their Affiliates after 5:00 p.m. (Central time) on the effective date of the applicable Title Commitment pertaining to such Asset last delivered prior to March 22, 2007, and which could reasonably be expected to have a material adverse effect on the title, use, operation or value of such Asset, (x) mortgage liens placed on an Asset by a Seller or its Affiliate, (y) mechanics liens placed on an Asset in connection with work done at such Asset by or on behalf of Seller or its Affiliate, and (z) the Master Leases (if recorded, by memorandum or otherwise).
          (d) Except as expressly provided otherwise in this Agreement, the Sellers shall not be obligated hereunder to cure any Title Defects other than the Mandatory Seller Cure Items.
          (e) Intentionally Omitted.
          (f) For purposes of this Agreement, the term, “Permitted Exceptions.” shall mean the following, subject to any changes thereto described in Schedule 14.14: (i) all exceptions and objections to title set forth in the Title Commitments and in the Existing Surveys and New Surveys, including all Title Defects which Purchaser is deemed to have approved in accordance with the provisions of Section 5.2(c) above, but excluding any Title Defect that constitutes a Mandatory Seller Cure Item; (ii) the Tenant Leases and the Omni Lease; (iii) any rights of licensees or other third parties under any Operating Agreements not terminated as of Closing (if recorded, by memorandum or otherwise); (iv) non-delinquent taxes and assessments for the year in which Closing occurs and subsequent years; (v) matters created by, through or under Purchaser, including without limitation any liens and encumbrances arising after the Effective Date to which Purchaser consents in writing; (vi) intentionally omitted; (vii) intentionally omitted; (viii) exceptions for the Assumed Management Agreements, Material Agreements and the Assumed Beaver Creek East West Agreements, and any recorded memoranda with respect to the foregoing; and (ix) exceptions that are part of the promulgated title insurance form and approved by Purchaser during the Inspection Period (except to the extent that that the Title Company has agreed to remove or modify same prior to Closing). For the avoidance of doubt, and notwithstanding anything seemingly to the contrary herein, Purchaser acknowledges and agrees that (x) in no event shall the Inspection Period be extended for any reason in connection with Purchaser’s review of or objections to title, and that Purchaser’s sole remedy if it is unsatisfied with such review of or objections to title shall be to terminate this Agreement prior to the expiration of the Inspection Period in accordance with the provisions of Section 5.3(c) of this Agreement; and (y) if Purchaser fails to deliver notice of termination of this Agreement prior to the expiration of the Inspection Period in accordance with Section 5.3(c) of this Agreement, then Purchaser shall be deemed to have approved the title to the Property; provided, however, notwithstanding the foregoing, in all events Sellers shall be obligated to remove and cure the Mandatory Seller Cure Items at or prior to the Closing and in no event shall the term Permitted Exceptions include the Mandatory Seller Cure Items.
          (g) At Closing, the Title Company shall issue to Purchaser a New Title Policy (hereinafter defined) for each of the Assets other than the Omni Austin, and one New Title Policy for both the Omni Austin and the Renaissance Houston (the latter as required pursuant to Section 5.2(g) of the Renaissance Houston Contract). Notwithstanding the foregoing, if Purchaser desires to obtain a New Title Policy for each of the Omni Austin and the Renaissance Houston, Purchaser may do so but will be responsible for the payment at Closing of all additional premiums resulting from the delivery of two New Title Policies instead of one as required by the preceding sentence. Each New Title Policy shall insure the title to such Assets as specified in the applicable Title Commitment, subject only to the applicable Permitted Exceptions. For purposes of this Agreement, the term “New Title Policy” shall mean, with respect to the Denver Marriott, the Park Hyatt Beaver Creek and the Ventana Inn & Spa, a 1970-ALTA Extended Coverage Owner Policy of Title Insurance with such endorsements as may be requested by Purchaser and agreed to in writing by Title Company prior to the expiration of the Inspection Period, and for the Omni Austin, a standard form Texas Owner Policy of Title Insurance with such endorsements as may be requested by Purchaser and agreed to in writing by Title Company prior to the expiration of the Inspection Period, insuring Purchaser’s title to such Asset in the amount of the Allocated Purchase Price for such Asset as set forth in Exhibit F attached hereto, subject only to the Permitted Exceptions.
5.3 Inspection Period.
          (a) During the period from the Effective Date until Closing or the earlier termination of this Agreement, Purchaser shall have the right to conduct its due diligence and a physical inspection of the Property at its sole cost and expense and in accordance with this Agreement. In addition to such other activities that Purchaser may determine to be appropriate to carry out such due diligence, Purchaser and Purchaser’s Representatives may (i) examine the physical structures and components of each Asset, including, without limitation, hotel rooms, the life safety systems, electrical, mechanical, and HVAC systems; (ii) conduct studies to determine that each Asset and the operation thereof complies with all requirements of all Governmental Bodies having jurisdiction with respect thereto, including, without limitation matters of zoning, building code compliance, compliance with the Americans with Disabilities Act; (iii)make such studies and investigations, conduct such tests and surveys and engage such independent contractors, environmental engineers, environmental consultants, and experts as necessary to enable Purchaser to evaluate any and all environmental risks associated with the ownership and operation of each Asset and its compliance with Environmental Law; (iv) interview all senior management personnel with respect to each of the Assets, upon reasonable prior notice (of not less than twenty-four (24) hours), and Sellers shall use Commercially Reasonable Efforts to make such personnel available or assist Purchaser in arranging the same, and (v) otherwise CONDUCT A COMPLETE AND THOROUGH INVESTIGATION AND EXAMINATION OF EACH ASSET EMPLOYING THE LEVELS OF DUE DILIGENCE AS PURCHASER MAY ELECT TO PERFORM IN ITS SOLE AND ABSOLUTE DISCRETION. To the extent Purchaser does not currently have available its own employees who are competent to conduct such examinations and inspections, Purchaser shall have the right to retain such Representatives, consultants, independent contractors and other professional advisors as necessary to enable it to complete its due diligence and investigation of the Property as Purchaser determines is necessary in its sole and absolute discretion. From and after the Effective Date and until the earlier to occur of termination of this Agreement or Closing, Purchaser and its representatives and agents will have the right, upon reasonable prior notice (of not less than one (1) Business Day) to enter upon the Land and Improvements for the purpose of examining, inspecting and testing the Property. Purchaser will provide the Sellers and each Manager (or, as applicable, the Omni Lessee) with reasonable notice regarding the scope and execution of its activities, including proposed timing of inspections and any anticipated need to interview specified personnel. Any and all interviews of Tenants under the Tenant Leases may be conducted only at such times and in such manner as may be reasonably approved by the applicable Seller or Manager (or, as applicable, the Omni Lessee), and the applicable Seller or Manager may condition, in a reasonable manner with a view towards completing the same as quickly as reasonably possible without unreasonably disrupting hotel operations, all such interviews upon the ability of the applicable Seller or Manager to be present during such interviews. Purchaser will not unreasonably disturb or interfere with the operation, management or use of any Asset by the applicable Seller, Operating Lessee, Manager (or, as applicable, the Omni Lessee), the Tenants under the Tenant Leases, or by any of their respective agents, customers, invitees, or guests. Neither Purchaser nor any of its agents or contractors may conduct inspection activities that involve the disassembly of any building components, the removal of permanent wall coverings or partitions, the drilling or boring into the Land or Improvements, or any other similar invasive activity without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed but may be further conditioned on such adequate bonds and additional security as the Sellers may reasonably require to protect itself and the Property from loss, damage or injury. Purchaser waives and releases any claims, demands, damages, actions, causes of action, or other remedies of any kind whatsoever against the Sellers, the Managers, the Operating Lessees and the Omni Lessee for property damages or bodily and/or personal injuries to Purchaser, its agents, independent contractors, servants and/or employees arising out of its inspections of the Property or its use in any manner of the Property unless caused by the gross negligence or willful misconduct of Sellers or the Operating Lessee. Purchaser shall procure and continue in force from and after the date Purchaser first enters the Property, and continuing throughout the term of this Agreement, Comprehensive General Liability Insurance with a combined single limit of not less than $1,000,000 per occurrence, or Commercial General Liability Insurance, with limits of not less than $1,000,000 per occurrence and $2,000,000 per event. The Sellers, the Operating Lessee, the Managers and the Omni Lessee each shall be included as an Additional Insured under such Comprehensive General Liability or Commercial General Liability Coverage. Purchaser hereby indemnifies and holds the Sellers, the Operating Lessee, the Managers and the Omni Lessee harmless from all claims, liabilities, damages, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees), actions, and causes of action arising out of or in any way relating to the inspections performed by Purchaser, its agents, independent contractors, servants, and/or employees (collectively, the “Purchaser Inspection Parties”), but such indemnity shall not include (i) claims related to pre-existing conditions discovered by a Purchaser Inspection Party except to the extent of any exacerbation of such conditions caused by a Purchaser Inspection Party or (ii) to the extent such claims are caused by the gross negligence or willful misconduct of Sellers, any Operating Lessee or any Affiliate of the foregoing, it being understood and agreed that the foregoing indemnity includes an indemnification with respect to claims due to the negligence of the indemnitees, as and to the extent provided herein. The provisions of this Section 5.3(a) shall survive the Closing or any termination of this Agreement and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.
          (b) Purchaser acknowledges and agrees that, as a condition to Purchaser’s being provided with the Property Information and the Additional Property Materials and being provided access to the Property, Purchaser shall treat as confidential all information contained therein or learned in connection therewith in accordance with the following provisions of this Section 5.3(b), except to the extent that any such information (i) was already in Purchaser’s or Purchaser’s Representatives’ possession prior to the date Purchaser or any of Purchaser’s Representatives was given access to the “CrescentConnect” website, (ii) becomes generally available to the public other than as a result of a disclosure by Purchaser or Purchaser’s Representatives, (iii) becomes available to Purchaser or Purchaser’s Representatives on a non-confidential basis from a source other than the Sellers or their respective Affiliates or advisors, provided that such source is not known by Purchaser to be bound by a confidentiality agreement with or other obligation of secrecy to the Sellers, their respective Affiliates or another party; (iv) is compelled or permitted to be disclosed pursuant to this Agreement or

(v) is independently developed by Purchaser or Purchaser’s Representatives (collectively, the “Confidential Information Exclusions”). Purchaser hereby agrees that the Property Information and Additional Property Materials will be used solely for the purpose of evaluating the transactions that are the subject of this Agreement, and that such information will be kept confidential by Purchaser and Purchaser’s Representatives, provided, however, that (A) any of such information may be disclosed to Purchaser’s Representatives who need to know such information for the purpose of evaluating such transactions (it being understood that such Representatives shall be informed by Purchaser of the confidential nature of such information and shall be directed by Purchaser to treat such information confidentially), and (B) any disclosure of such information may be made to which the Sellers consent in writing. Purchaser hereby acknowledges that Purchaser is aware, and that Purchaser will advise such Representatives who are informed as to the matters which are the subject of this Section 5.3(b), that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject hereof from (I) purchasing or selling securities of such issuer and, if applicable, securities of such issuer’s affiliates and subsidiaries, or (II) communicating such material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In addition, without the prior written consent of the Sellers, Purchaser will not, and will direct its Representatives not to, disclose to any person other than its Representatives any of the terms, conditions or other facts with respect to the transactions that are the subject of this Agreement, including the status of such transactions. Purchaser agrees not to solicit for employment or hire any of the current employees of the Sellers or their respective Affiliates to whom Purchaser had been directly or indirectly introduced or otherwise had contact with as a result of Purchaser’s consideration of the transactions that are the subject of this Agreement, for a period of twelve (12) months from the date of this Agreement, without the prior written consent of the Sellers; provided, that the foregoing restriction shall not apply to general solicitations, third-party calls from recruiters or employees who contact Purchaser on his or her own initiatives or individuals who are terminated by any Seller. Purchaser hereby acknowledges that the Property Information and Additional Property Materials are being provided to Purchaser in consideration of Purchaser’s agreement that, for a period of twelve (12) months from the date of this Agreement, (x) Purchaser will not propose to any of the Sellers or their Affiliates or any other Person any transaction between Purchaser and any Seller and/or its security holders, or between Purchaser and an Affiliate of any Seller and/or its security holders, or involving any of the securities or security holder of a Seller or any of its Affiliates, as applicable, except for the transactions contemplated by this Agreement, unless the Sellers shall have requested in writing that Purchaser make such a proposal, and (y) Purchaser will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of any Seller or its Affiliates, or any of the securities, businesses or assets of a Seller or its Affiliates, as applicable, unless the Sellers shall have consented in advance in writing to such acquisition. Notwithstanding the provisions of the immediately preceding sentence, the Sellers agree that such provisions shall be inapplicable if (1) Purchaser acquires any or all of the Assets pursuant to this Agreement or any or all of the Other Assets pursuant to any Other Purchase and Sale Agreement, or (2) the Board of Trust Managers of the Sellers’ publicly-traded parent company undertakes a process to formally solicit proposals to buy or sell all or substantially all assets of such company. Purchaser also agrees that the Sellers shall be entitled to seek equitable relief, including an injunction, in the event of any breach of the provisions of this Section 5.3(b) and that Purchaser shall not oppose the granting of such relief. In the event that Purchaser is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Property Information Materials or Additional Property Materials, Purchaser will provide Sellers with prompt notice, to the extent permissible under applicable law or regulation, of any such request or requirement so that the Sellers may seek an appropriate protective order or waive compliance with the provisions of this letter. If a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and Purchaser is, in the opinion of Purchaser’s counsel, compelled to disclose any of the Property Information Materials or Additional Property Materials, Purchaser may disclose that portion of the Property

Information Materials and Additional Property Materials which Purchaser’s counsel advises that Purchaser is compelled to disclose. Purchaser agrees to cooperate with the Sellers in any action brought by the Sellers to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Property Information Material and Additional Property Materials. The provisions of this Section 5.3(b) shall survive the Closing or any termination of this Agreement.
          (c) At any time prior to the expiration of the Inspection Period, Purchaser has the right to elect to terminate this Agreement and the Other Purchase and Sale Agreements if Purchaser is not satisfied with the physical condition of the Property, the state of title and/or any other matter pertaining to the Property. Any such election to terminate this Agreement and the other Purchase and Sale Agreements must be in writing, and upon timely receipt thereof by the Sellers and the Title Company, the Earnest Money will be refunded to Purchaser, and thereupon this Agreement and the Other Purchase and Sale Agreements will be terminated and of no further force and effect whatsoever, except for the terms of this Agreement and the Other Purchase and Sale Agreement which expressly survive termination. If Purchaser terminates this Agreement in accordance with the provisions of this Section 5.3(c), (i) Purchaser shall promptly deliver to the Sellers any New Survey obtained by Purchaser under this Agreement or the Other Purchase and Sale Agreements; (ii) Purchaser shall promptly restore the Property and the Other Property to their original condition if damaged or changed due to the inspections performed by a Purchaser Inspection Party, free of any mechanic’s or materialman’s liens or other encumbrances arising out of any of the inspections or tests; and (iii) notwithstanding anything to the contrary in subpart (v) of Section 5.3(b) above, Purchaser shall keep confidential the results of any tests and inspections made by a Purchaser Inspection Party, and shall not disclose or permit any Purchaser Inspection Party to disclose any of the same to any third parties except as expressly permitted by subparts (A) and (B) of Section 5.3(b). Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that Purchaser’s termination rights as set forth in this Section 5.3(c) pertain to all, but not fewer than all, of the Assets comprising the Property and the Other Assets and Other Property. The provisions of this Section 5.3(c) shall survive the Closing or any termination of this Agreement and the Other Purchase and Sale Agreements.
          (d) If Purchaser does not elect to terminate this Agreement and the Other Purchase and Sale Agreements prior to the expiration of the Inspection Period, then (i) this Agreement will remain in full force and effect; (ii) Purchaser will be deemed to have determined that the Property is satisfactory and feasible for its intended use; and (iii) Purchaser will be deemed to have agreed to accept title to the Property subject only to the Permitted Exceptions and on an “AS IS” basis as described in Section 6.31 below, except for the Seller Matters.
          (e) Prior to the end of the Inspection Period and provided Purchaser shall not have elected to otherwise terminate this Agreement, Purchaser shall advise Sellers in writing whether Purchaser elects to assume at Closing any of the Beaver Creek East West Commercial Space Management Agreement, Spa Management Agreement or Consulting Agreement. Purchaser’s failure to give written notice of its election to assume any such Beaver Creek East West Agreement prior to the end of the Inspection Period shall constitute Purchaser’s election to assume such agreements. At Closing but subject to the terms and provisions of this Agreement, Purchaser shall in any event be required to assume the Beaver Creek Management Agreement, the Denver Marriott Management Agreement and the Beaver Creek East West Voting Agreements.
5.4 Assignments, Assumptions and Consents.
          (a) Intentionally Omitted.

          (b) During the Inspection Period, Purchaser and the applicable Sellers agree to furnish each Manager under each Assumed Management Agreement such documents and information with respect to the applicable Sellers, Purchaser and its Affiliates and the Assets as the Managers may reasonably require, and to use Commercially Reasonable Efforts to reach agreement with each such Manager to permit Purchaser to assume at Closing each such Management Agreement on a form of consent, assignment and assumption agreement in a form reasonably acceptable to Purchaser and Sellers and as described in the final sentence of this paragraph (each, a “Management Assumption Agreement”) for each applicable Asset (but which terms need not include any material amendment to the terms of the applicable Management Agreement), by which (i) Purchaser will assume the Management Agreement for such Asset and all liabilities and obligations thereunder from and after the Closing, and (ii) if permitted by the applicable Management Agreement or approved by the applicable Manager, the applicable Seller and its Affiliates shall be released from any and all liability under such Management Agreement arising after the Closing Date. Each Management Assumption Agreement shall be in the form attached hereto as Exhibit K, revised as necessary to include the provisions described above, and with such changes as the applicable Manager may require and as reasonably acceptable to Purchaser and the applicable Seller.
          (c) During the Inspection Period, Purchaser and Sellers agree to furnish to the other parties under the Material Agreements and the Assumed Beaver Creek East West Agreements such documents and information with respect to the applicable Sellers, Purchaser and theirs Affiliates as such other parties may reasonably request in connection with Purchaser’s assumption of the Material Agreements and the Assumed Beaver Creek East West Agreements. At Closing, Purchaser and Sellers will enter into an Assignment and Assumption Agreement (herein so called) in substantially the form attached hereto as Exhibit K with respect to each Material Agreement and Assumed Beaver Creek East West Agreement, but with applicable changes if the applicable Material Agreement or Assumed Beaver Creek East West Agreement (i) provides for, or the other party thereto permits, Seller and the applicable Operating Lessee to be released, or released from and after Closing, from their obligations under the Material Agreement or Assumed Beaver Creek East West Agreement, or (ii) requires the consent of the other party to such assignment and assumption; provided, however, the release of Sellers shall not be a condition of Closing. Purchaser and Sellers shall exercise Commercially Reasonable Efforts to cause any such other party to release the applicable Seller and Operating Lessee and their Affiliates from their respective obligations under the applicable Material Agreement or Assumed Beaver Creek East West Agreement (or their respective obligations after Closing if a full release is not available), and to obtain the written consent of any such other party to such assignment and assumption by Purchaser (to the extent consent is required by the underlying agreement). Sellers agree to use Commercially Reasonable Efforts to cooperate with Purchaser in obtaining consents to assignment and estoppel certificates from other parties to the Material Agreements, the Assumed Beaver Creek East West Agreements and applicable Permitted Exceptions during the Inspection Period.
          (d) During the Inspection Period, Seller and Purchaser shall reasonably cooperate with one another if any filings are necessary under the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. 18a).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
     The Sellers represent and warrant to Purchaser, as of the Effective Date and as of the Closing Date, the following:
6.1 Organization. Each of the Sellers is an entity duly formed, validly existing, and in good standing under the requirements of applicable Laws of its jurisdiction of organization, with the requisite partnership power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets and properties.
6.2 Authority. Assuming the due authorization, execution and delivery by the other Parties hereto and thereto and subject to receipt of Board Approval in accordance with Section 2.3 above, this Agreement has been, and all of the documents to be delivered by the Sellers at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of the Sellers, enforceable in accordance with their terms, subject to bankruptcy, reorganization, insolvency and other similar Laws affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Subject to receipt of Board Approval in accordance with Section 2.3 above, each Seller has full partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject to receipt of Board Approval in accordance with Section 2.3 above, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized by all requisite action on the part of each Seller. To the Sellers’ knowledge, there is no action or proceeding pending or threatened against any Seller or relating to the Property, which challenges or impairs such Seller’s ability to execute or perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, nor have the Sellers received written notice of any such action or proceeding.
6.3 Notices from Governmental Bodies. To the Sellers’ knowledge, except as otherwise disclosed on Schedule 6.3 attached hereto and in the Property Information and Additional Property Materials, the Sellers have not received from any Governmental Body written notice of (i) any material violation of any Laws (excluding Environmental Laws, which are governed exclusively by Section 6.25 below) applicable (or alleged to be applicable) to the Assets, the Land and/or the Improvements, or any part thereof that has not been corrected, (ii) any condemnation or eminent domain proceeding with regard to the Land or the Improvements, or any part thereof, that is pending or threatened, or (iii) any pending or threatened litigation, condemnation or sale in lieu thereof, with respect to the Assets, the Land and/or the Improvements.
     6.4 Taxes; Assessments.
          (a) To the Sellers’ knowledge, all real and personal property taxes for the Property that are due and payable prior to Closing have been, or in accordance with the terms of this Agreement will be, paid in full by the Sellers prior to delinquency.
          (b) To the Sellers’ knowledge, no Seller has received written notice from any taxing authority asserting an assessment against all or any part of the Property with respect to any governmental improvements which has not been paid or which will not be paid as of Closing, except as otherwise disclosed in writing to Purchaser.
6.5 Operating Agreements. To Seller’s knowledge, there are no Operating Agreements affecting the Property, oral or written, other than those which the Sellers have provided or disclosed to Purchaser as listed in Schedule 6.5 attached hereto.
6.6 Tenant Leases. Schedule 6.6 sets forth a true, correct and complete list of the Tenant Leases for each Asset (other than the Austin Centre office tower which is a part of the Omni Austin Asset) as of the date thereof and the date hereof, and the Sellers have made available to Purchaser true, correct and complete copies of the Tenant Leases (including all amendments, modifications and other agreements with respect thereto) for each. Except for the Tennant Leases affecting the Austin Centre office tower as disclosed on Schedule 6.6(A) attached hereto, there are no other Tenant Leases affecting the Property. To the Sellers’ knowledge, except as set forth in Schedule 6.6 or in the applicable Tenant Leases for each Asset other than the Austin Centre office tower, no Seller has either given or received any written notice of any breach or default under any of the Tenant Leases which has not been cured, each Tenant Lease is in full force and effect, there are no security deposits received by Sellers and no Tenant has paid rent more than 30 days in advance.
6.7 Personalty. Except for any Personalty that is held by a Seller under a lease or installment sale contract as disclosed on Schedule 6.7 attached hereto, the Sellers have or the applicable Operating Lessee has good and indefeasible title to the Personalty and each item thereof free and clear of liens, security interests, encumbrances, leases and restrictions of every kind and description, except the Permitted Exceptions and financing liens to be released at Closing.
6.8 Litigation. Except as otherwise disclosed on Schedule 6.8 attached hereto, there is no action, suit, arbitration, unsatisfied Order or judgment pending or, to the Sellers’ knowledge, threatened in writing against all or any part of the Property, or against any Seller with respect to all or any part of the Property.
6.9 Bankruptcy. No Seller, and no general partner or member of any Seller, has filed any voluntary petition in bankruptcy, suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of its assets, suffered the attachment or judicial seizure of its assets, or admitted in writing its inability to pay its debts as they become due.
6.10 Brokers’ Fees. Except as set forth on Schedule 6.10, no broker, finder, investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.
6.11 Intentionally Omitted.
6.12 Taxes. To Seller’s knowledge, all material federal, state and local employment taxes, payroll taxes, excise taxes, occupancy or entertainment taxes, ad valorem taxes, liquor taxes, sales or use taxes and real property (including secured personal property) taxes and assessments due but not delinquent as of the date of this Agreement in connection with the ownership or operation of the Property have been paid.
6.13 Plan Assets. The underlying assets of the Sellers are not “plan assets” pursuant to 29 C.F.R. § 2510.3-101 (the “Plan Assets Regulation”), since any equity interests in the Seller, which may be held by “benefit plan investors” as such term is described in the Plan Assets Regulation, and modified by section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (the “ERISA”), are “publicly-offered securities” as such term is described in the Plan Asset Regulation.
6.14 Insurance; Insurance Notices. Seller currently has in force those policies of casualty and liability insurance set forth on Schedule 6.14 (the “Seller’s Insurance Policies”). Seller has delivered or will deliver to Purchaser true, correct and complete copies of the Seller’s Insurance Policies as required by Section 5.1 of this Agreement. To Seller’s knowledge and except as set forth in Schedule 6.14, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially or adversely affect the insurability of the Property under Seller’s Insurance Policies or cause any material increase in the premiums for insurance for the Property pursuant to the Seller Insurance Policies that have not been cured or repaired.
6.15 Employees. No Seller or Operating Lessee has any employees working at any of the Assets.

6.16 Intentionally Omitted.
6.17 Intentionally Omitted.
6.18 No “Foreign Person”. Sellers are not a “foreign person” under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”). The sale transaction herein contemplated is not subject to Section 897 of the Code or to the withholding requirements of Section 1445 of the Code.
6.19 Patriot Act. Neither Seller nor the Operating Lessee is a Person named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a Specifically Designated National and Blocked person, or a Person designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.
6.20 Intentionally Omitted.
6.21 Title to Assets; Ground Leases. No Person has a continuing right of first refusal, option to acquire or other right or agreement that would entitle it to acquire all of any portion of the Assets now or in the future. Neither the applicable Seller nor any Affiliate has received any written notice from a lessor under a Ground Lease that such Seller or the lessee under the Ground Leases is in default in any respect of any of its obligations thereunder, and neither Seller nor any Affiliate has delivered any written notice to a lessor under a Ground Lease that such lessor is in default in any respect of any of its obligations under a Ground Lease. To the Sellers’ knowledge, the Ground Leases are in full force and effect. The Sellers have made available to Purchaser the copies of the Ground Leases that the Sellers received and are in the Sellers’ possession.
6.22 Liquor Licenses. No Seller nor any Affiliate thereof holds any liquor licenses with respect to any of the Assets, and all such liquor licenses required for the sale, consumption, use or distribution of liquor at any of the Assets is held by the applicable Manager or its Affiliate or designee.
6.23 Operating Statements. The Sellers have made available to Purchaser true and correct copies of such statements of operation of each of the Assets for the past two (2) calendar years as the Sellers had previously received from the applicable Manager or Operating Lessee. To the Sellers’ knowledge, such statements of operation reflect accurately in all material respects the operating history thereof for the period shown, and the Sellers have received no written notice that any information contained therein is inaccurate in any material respects.
6.24 Intangible Property. To the Sellers’ knowledge, no Seller has any registered tradenames, trademarks or copyrights used in connection with or applicable to the Property, other than as described in Section 2.l(i).
6.25 Environmental Matters. Except as set forth on Schedule 6.25, or as disclosed in any Environmental Report or in the Property Information or Additional Property Materials, (i) to the Sellers’ knowledge, no Asset is in violation of any Environmental Laws; (ii) to the Sellers’ knowledge, there are no Hazardous Materials present at, on or under any of the Assets in violation of Environmental Laws (other than quantities of materials and supplies used in the ordinary course of business at the Asset and stored in compliance with applicable Environmental Laws, including without limitation cleaning products, motor oil or brake fluid for vehicles, fertilizer or insecticide, and the like); and (iii) no Seller has received any written notice of violation of any Environmental Laws relating to any of the Assets or any part thereof.
6.26 Execution, Delivery and Performance. To the Sellers’ knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the

Sellers (i) do not violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement which will be in effect on and after the Closing to which Seller is a party and which will survive Closing or by which any of the Assets will be bound after Closing, or any law, statute, rule, ordinance, regulation or requirement by which a Seller or the properties, assets, business or operations of such Seller or by which any of the Assets may be bound or affected, and (ii) do not require the consent or approval of any court, administrative or governmental authority.
6.27 Safe Deposit Boxes. There are no safes or safe deposit boxes at the main desks at any of the Assets, except for safe deposit boxes that the applicable Manager is authorized to open only in the presence of the guest whose property is situated in such safe deposit box.
6.28 Copies of Certain Documents. The Sellers have made available to Purchaser true, correct and complete copies of the Assumed Management Agreements; the Material Agreements; the Assumed Beaver Creek East West Agreements; the Omni Lease; the condominium association formation and governance documents for the Denver Marriott; and the Tenant Lease at the Park Hyatt Beaver Creek with respect to which an East West entity is the Tenant thereunder.
6.29 Advance Payment Revenue. Except with respect to Tenant Leases for which a separate proration is given in Section 9.4, no Seller has received any advance payment revenue with respect to any contract or agreement which is subject to proration under the provisions of Section 9.4 of this Agreement.
6.30 Knowledge of the Sellers; Effect of Disclosure of Property Information and Additional Property Materials.
          (a) References in this Agreement to the “knowledge” of the Sellers shall refer only to the actual knowledge (as opposed to constructive, deemed or imputed knowledge) without investigation, diligence or inquiry, of the following named individuals and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other Person: Jane Mody, Christopher Porter and Theresa Cabilao as to all Assets other than the Austin Centre office tower portion of the Omni Austin, and Rob Roy and Kim Williams solely as to the Austin Centre office tower portion of the Omni Austin. In connection with the foregoing, (i) the above-named individuals engaged in or conducted reasonable but not unlimited investigation, diligence or inquiry; (ii) neither Sellers, the above-named individuals nor any other Person have engaged in or conducted any investigation, diligence or inquiry beyond that which is required by the preceding subsection (i), or which was actually engaged in or conducted by such Persons; and (iii) the foregoing qualification of the Sellers’ knowledge shall in no event give rise to any personal liability on the part of the above-named individuals, or any other officer or employee of any Seller, on account of any breach of any representation or warranty made by the Sellers herein. No broker, agent, or Person other than the Sellers is authorized to make any representation or warranty for or on behalf of the Sellers.
          (b) Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that, to the extent the Sellers have made disclosure to Purchaser of the matters that comprise the Property Information and the Additional Property Materials, such matters shall be deemed disclosed for all purposes under this Article VI regardless whether or not such matters are also reflected in any disclosure schedule attached hereto.
6.31 No Additional Representations or Warranties of the Sellers. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE SELLER MATTERS, THE SELLERS HAVE NOT MADE, AND THE SELLERS HEREBY SPECIFICALLY DISCLAIM, ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING, (a) THE NATURE AND CONDITION

OF THE PROPERTY, INCLUDING THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; (b) THE EXISTENCE, NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, RIGHT TO POSSESSION OR USE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHER MATTER AFFECTING TITLE TO THE PROPERTY; OR (c) WHETHER THE USE OR OPERATION OF THE PROPERTY COMPLIES WITH ANY AND ALL LAWS. PURCHASER AGREES TO ACCEPT THE PROPERTY, AND ACKNOWLEDGES THAT EXCEPT FOR THE SELLER MATTERS, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN, IS MADE BY THE SELLERS ON AN “AS IS, WHERE IS, AND WITH ALL FAULTS” BASIS. PURCHASER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT FOR THE SELLER MATTERS, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE DEEDS), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION (INCLUDING WITHOUT LIMITATION THE PROPERTY INFORMATION) PROVIDED BY OR ON BEHALF OF THE SELLERS TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE SELLER MATTERS, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW REGARDING OR WITH RESPECT TO ANY SUCH INFORMATION PROVIDED OR TO BE PROVIDED BY THE SELLERS REGARDING THE PROPERTY.
     FURTHER, EXCEPT FOR THE SELLER MATTERS, THE SELLERS HAVE NOT MADE AND MAKE NO REPRESENTATION, WARRANTY OR GUARANTY, AND HEREBY SPECIFICALLY DISCLAIM ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PRESENCE OR DISPOSAL ON OR BENEATH THE PROPERTY (OR ANY PARCEL IN PROXIMITY THERETO) OF HAZARDOUS MATERIALS AND SHALL HAVE NO LIABILITY TO PURCHASER THEREFOR.
     WITHOUT LIMITING THE PROVISIONS OF THIS SECTION 6.31, AND EXCEPT FOR THE SELLER MATTERS, THE EXCLUDED MATTERS (AS HEREINAFTER DEFINED) AND THE EXPRESS RIGHTS AND REMEDIES GRANTED TO OR PERMITTED BY PURCHASER UNDER THIS AGREEMENT, PURCHASER WAIVES ITS RIGHT TO RECOVER FROM THE SELLERS AND THEIR AFFILIATES, AND FOREVER RELEASES, COVENANTS NOT TO SUE AND DISCHARGES THE SELLERS AND THEIR AFFILIATES FROM, ANY AND ALL DAMAGES, DEMANDS, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF ANY HAZARDOUS MATERIALS ON, IN, UNDER OR ABOUT THE PROPERTY. FOR THE PURPOSES HEREOF, THE TERM “EXCLUDED MATTERS” MEANS, WITH REGARD TO AN ASSET,

ANY CLAIM OR DEMAND BROUGHT BY A THIRD PARTY WHICH IS NOT AN AFFILIATE OF PURCHASER WITH RESPECT TO DAMAGES, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES PERTAINING TO SUCH ASSET INCURRED BY SUCH THIRD PARTY WITH RESPECT TO MATTERS OCCURING PRIOR TO THE CLOSING DATE.
     THE FOREGOING RELEASE INCLUDES (EXCEPT TO THE EXTENT EXPRESSLY GRANTED TO PURCHASER IN OR PERMITTED BY THIS AGREEMENT) CLAIMS, LIABILITIES AND OTHER MATTERS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S WILLINGNESS TO ENTER INTO THE RELEASE OF THE SELLERS. IN THIS CONNECTION AND TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT SAID THE RELEASE HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT THE SELLERS FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES, EXCEPT FOR ANY LIABILITY OF SELLER FOR ANY SELLER MATTERS, EXCLUDED MATTERS AND THE EXPRESS RIGHTS AND REMEDIES GRANTED TO OR PERMITTED BY PURCHASER UNDER THIS AGREEMENT. IN CONNECTION WITH SAID RELEASE, PURCHASER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH PROVIDES AS FOLLOWS:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     THE PROVISIONS OF THIS SECTION 6.31 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.
Purchaser’s Initials: /s/ [ILLEGIBLE]
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the Sellers as of the Effective Date and as of the Closing Date the following:
7.1 Organization. Purchaser is a Delaware limited liability company, duly formed, validly existing, and in good standing under the requirements of applicable Laws of its jurisdiction of organization, with the requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate the Assets after Closing.

7.2 Authority. Assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject to bankruptcy, reorganization, insolvency and other similar Laws affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized by all requisite action on the part of Purchaser. To Purchaser’s knowledge, there is no action or proceeding pending or threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement other than third party consents as provided in this Agreement or in the Property Information or Additional Property Materials, nor has Purchaser received written notice of any such action or proceeding.
7.3 Brokers’ Fees. Except as set forth on Schedule 6.10, no broker, finder, investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
7.4 Patriot Act. Purchaser is not a Person named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a Specifically Designated National and Blocked person, or a Person designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.
7.5 Sophisticated Investor. Purchaser is a Delaware limited liability company that specializes in the investment in and ownership and operation of income producing commercial real estate in geographically diverse markets. As such, it is a sophisticated real estate owner, investor and manager with particular experience in the acquisition, ownership and management of properties similar to the Property. Through its own employees, or through agents, independent contractors, consultants or other experts with whom in has a relationship, it has the ability to evaluate fully the investment characteristics of the Property and to fully assess all issues pertaining to title to the Property, the assumption by Purchaser of any financial or lease obligations associated with the Property, the physical and environmental condition of the Property, the compliance and operation of the Property with governmental requirements, and the past and future economic performance of the Property. Except for the Seller Matters, Purchaser has not relied upon and will not rely upon any warranty, representation, statement, or other information made by or furnished on behalf of the Sellers but is relying solely on its own employees, agents, independent contractors, consultants or other experts with whom it has a relationship in consummating the transaction evidenced by this Agreement.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
8.1 Survival Period. The representations and warranties set forth in the foregoing Articles VI and VII (as supplemented by Schedule 14.14 attached hereto) (a) are made as of the Effective Date, (b) are remade as of the Closing Date, (c) shall not be deemed to be merged into or waived by the Closing Deliveries, (d) shall survive the Closing for a period of six (6) months following the Closing Date; notwithstanding the preceding provision to the contrary, however, the following representations and warranties of the Sellers shall survive the Closing for a two (2) year period: Sections 6.1, 6.2, 6.9, 6.18, 6.19 and 6.25 (as to each representation and warranty, the “Survival Period”), and (e) shall not be deemed to have been waived at the Closing or merged into any of the Closing Deliveries; provided, however, that the Sellers shall not have any liability or obligation with respect to any representation or warranty herein contained unless, prior to the end of the Survival Period, Purchaser notifies the Sellers in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail. All liability or obligation of the Sellers under any representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to the Sellers as contemplated above on or prior to the end of the Survival Period.
8.2 Breach of Representation or Warranty. Neither Party shall have the right to bring an action against the other party to this Agreement unless the Party first learns of the breach after Closing, files such action within the Survival Period and such action otherwise complies with and is permitted and authorized by Article XI of this Agreement. In the event a Party first learns of the breach prior to Closing, such Party’s remedies shall be governed by Sections 10.1 and 10.2 of this Agreement.
ARTICLE IX
CLOSING
9.1 Time and Place. The consummation of the purchase and sale of the Property (the “Closing”) shall take place at the offices of the Title Company or, at the Sellers’ option, at the offices of the Sellers’ counsel in Dallas, Texas, on the Closing Date.
9.2 Items to be Delivered at the Closing.
          (a) The Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Title Company for recording or delivery to Purchaser, as applicable, each of the following items (collectively, but only to the extent of execution by a Seller or its Affiliate, the “Seller Closing Deliveries”):
     (i) A statutory Special Warranty Deed or grant deed for each of the Assets, each duly executed and acknowledged by the applicable Seller in the forms attached hereto as Exhibits B-1 through B-4 attached hereto (collectively, the “Deeds”).
     (ii) An Assignment and Assumption of Tenant Leases for each of the Assets and of the Omni Lease, each duly executed and acknowledged by the applicable Seller in the form attached hereto as Exhibit C and made a part hereof for all purposes (collectively, the “Assignments of Leases”).
     (iii) A Blanket Conveyance, Bill of Sale and Assignment for each of the Assets, each duly executed by the applicable Seller in the form attached hereto as Exhibit D and made a part hereof for all purposes (collectively, the “Bills of Sale”) together with, within one (1) week after the Closing Date following Purchaser’s request made at or before Closing, fully executed and assignable documents necessary to evidence the transfer of title for personal property that is titled with a Governmental Body.
     (iv) An Assignment and Assumption Agreement for each Material Agreement and Assumed Beaver Creek East West Agreement.
     (v) A Non-Foreign Affidavit (Federal) in the form attached hereto as Exhibit E and made a part hereof for all purposes and equivalent forms required under applicable state law.

     (vi) The Management Assumption Agreement for each Assumed Management Agreement.
     (vii) Termination of all Master Leases and all other agreements that the Sellers are expressly required to terminate pursuant to the terms of this Agreement.
     (viii) Any amounts owing to Purchaser by the Sellers under Article XII hereof.
     (ix) For the Denver Marriott and the Park Hyatt Beaver Creek, the Colorado Department of Revenue Form 1083.
     (x) For each Tenant Lease and the Omni Lease, a notice letter to the tenant thereunder (each, a “Tenant Notice Letter”), advising the tenant of the sale of its leased premises to Purchaser and advising such tenant that Purchaser has assumed the landlord’s obligations under the Tenant Lease from and after the Closing Date, including the landlord’s right to any Deposit.
     (xi) Copies of certificates executed by the Secretary or other appropriate officer or representative of each Seller, attaching thereto and duly certifying as of the Closing Date the applicable resolutions of the Board of Directors or other governing body of each Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.
     (xii) Affidavit as to Debts, Liens and Parties in Possession for each Asset, or other items reasonably requested by the Title Company in connection with the issuance of any New Title Policy, in form and substance reasonably acceptable to the Title Company.
     (xiii) A closing certificate from Seller reaffirming Seller’s representations and warranties set forth in Article VI hereof (as supplemented by Schedule 14.14 attached hereto) as of Closing, as updated and revised to reflect facts and circumstances that may have changed since the date of this Agreement.
     (xiv) Tenant Estoppel Certificates obtained by the Omni Austin Seller pursuant to Schedule 14.14 attached hereto that have not been previously delivered to Purchaser.
     (xv) Any other document or instrument specifically referred to in this Agreement, or as is customarily delivered in the respective jurisdictions in which the Property is located between purchasers and sellers of real property provided that no such document or instrument expands the obligations of the Sellers or the rights of Purchaser under this Agreement.
          (b) Purchaser. At the Closing, Purchaser shall deliver to the Title Company, for recording or delivery to the Sellers, as applicable, each of the following items (collectively, but with respect to delivery of closing documents (as opposed to funds to be delivered) only to the extent of execution by Purchaser or its Affiliate, the “Purchaser Closing Deliveries”):
     (i) The cash portion of the Purchase Price, in Current Funds.
     (ii) The Assignments of Leases, duly executed and acknowledged by Purchaser.

     (iii) The Bills of Sale, duly executed by Purchaser.
     (iv) An Assignment and Assumption Agreement for each Material Agreement and Assumed Beaver Creek East West Agreement.
     (v) Such additional Current Funds (after giving effect to a credit equal to the Earnest Money) as may be necessary to cover Purchaser’s share of the Closing costs and prorations hereunder.
     (vi) The Management Assumption Agreement for each Assumed Management Agreement.
     (vii) For the Denver Marriott and the Park Hyatt Beaver Creek, a Real Property Transfer Declaration consistent with this Agreement and as required by applicable Colorado Law.
     (viii) A Tenant Notice Letter for each Tenant Lease.
     (ix) Copies of certificates executed by the Secretary or other appropriate officer or representative of Purchaser, attaching thereto and duly certifying as of the Closing Date the applicable resolutions of the Board of Directors or other governing body of Purchaser, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.
     (x) Other items reasonably requested by the Title Company for the purchase of the Property in accordance with this Agreement or for administrative requirements for consummating the Closing.
     (xi) Any other document or instrument specifically referred to in this Agreement, or as is customarily delivered in the respective jurisdictions in which the Property is located between purchasers and sellers of real property provided that no such document or instrument expands the obligations of Purchaser or the rights of the Sellers under this Agreement.
          (c) All Closing Deliveries with respect to which the form thereof is not attached to this Agreement shall be in a form and substance as provided in this Agreement. The Sellers and Purchaser shall also execute and deliver a settlement statement and all required real estate transfer declarations or forms.
9.3 Costs of Closing. The costs and expenses described in Section 1.2 of this Agreement or any other Section or provision of this Agreement shall be paid as provided therein. For the avoidance of doubt, all costs and fees (including, without limitation, recording costs, loan fees, attorneys’ fees, mortgage taxes or other similar taxes, fees or assessments) relating to or incurred in connection with any loans or other new financing that may be obtained by Purchaser for the purchase of all or any part of the Property shall be borne and paid exclusively by Purchaser. Purchaser shall be responsible for the payment of all costs and expenses associated with Purchaser’s due diligence investigations of the Property. Except as otherwise expressly provided in this Agreement, all other expenses incurred by the Sellers and Purchaser with respect to the Closing, including, but not limited to, the attorneys’ fees and costs and expenses incurred in connection with negotiating, preparing and closing the transaction contemplated by this Agreement and the fees of other advisors and professionals employed by such Party, shall be borne and paid exclusively by the Party incurring same. The provisions of this Section 9.3 shall survive the Closing or the termination of this Agreement.
9.4 Prorations.
          (a) Hotel-Related Items to be Prorated. The following shall apply with respect to hotel revenues and expenses:
     (i) Deposits for Bookings. With respect to each Asset, Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date which Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred in cash or by credit to Purchaser at or before Closing.
     (ii) Restaurants and Bars. With respect to each Asset, if the hotel has any restaurants or bars, the applicable Seller shall close out the transactions in such restaurants and bars as of the regular closing time for such restaurants and bars during the night prior to the Closing Date and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars on the Closing Date and thereafter. Normal overnight cash balances shall remain in each cash register at the respective Asset and shall be deemed to be House Cash under this Agreement.
     (iii) Vending Machines. With respect to each Asset, the applicable Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of 12:01 a.m., Central time, on the Closing Date and shall retain all monies collected therefrom (but Seller shall pay all amounts associated therewith to any vendor under an Operating Agreement), and Purchaser shall be entitled to any monies collected therefrom after such time. Normal cash balances shall remain in each vending machine at the respective Asset for change purposes and shall be deemed to be House Cash under this Agreement.
     (iv) Beaver Creek HVAC Work and Ventana Renovation Work. At Closing Purchaser shall receive a credit equal to the amount of money (if any) then unpaid as necessary to complete the Beaver Creek HVAC Work and the Ventana Renovation Work.
     (v) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Agreement, with respect to each Asset, (A) the applicable Seller shall pay in full at or prior to Closing all amounts payable to vendors or other suppliers of goods or services to the hotel or spa facility (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the hotel or spa facility prior to Closing, and (B) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, the applicable Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Notwithstanding the foregoing, any Trade Payables disputed in good faith by the applicable Seller and made known to Purchaser at or prior to Closing shall not be prorated, but shall remain the obligation of such Seller and Seller shall pay the same on a timely basis so as not to interrupt the continued service to the Property. The Sellers shall have the right to receive any rebates from procurement companies (e.g., Avendra) relating to purchases made and paid for prior to the Closing Date. The applicable Seller shall receive a credit for (i) all F&B and Retail Merchandise at the Property as of the Closing Date (with the wine inventories at the Ventana Inn & Spa being paid at book value), and (ii) all advance payments or deposits made with respect to F&B and Retail Merchandise ordered in the ordinary course of business consistent with Sellers’ past practices, but not delivered to the hotel or spa facility prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such F&B and Retail Merchandise which were ordered prior to Closing and for which Sellers did not receive a credit.
     (vi) Cash and FF&E Reserves. With respect to each Asset, the applicable Seller shall receive a credit for all House Cash. All House Cash and FF&E Reserves shall be available to the Purchaser at the Property at Closing.
     (vii) Intentionally Omitted.
     (viii) Guest Ledger. With respect to each Asset, at Closing the applicable Seller shall receive a credit in an amount equal to the Guest Ledger balances as of the close of business the night before the Closing Date. Purchaser shall be entitled to retain all payments made for such Guest Ledger on or after the Closing Date. Purchaser shall receive a credit for 50% of room revenues and any applicable taxes on such room revenues posted into the Guest Ledger the night before the Closing Date.
     (ix) Accounts Receivable (Other than Guest Ledger). With respect to each Asset, at Closing the applicable Seller shall receive a credit for all Accounts Receivable (hereinafter defined) (other than the Guest Ledger which is addressed above) in an amount equal to such Accounts Receivable valued and prorated as follows: one hundred percent (100%) of all such Accounts Receivable outstanding thirty (30) days or less at Closing, ninety percent (90%) of all such Accounts Receivable outstanding more than thirty (30) days and less than sixty (60) days at Closing and no proration for Accounts Receivable outstanding sixty (60) or more days. For the purposes of this Agreement, “Accounts Receivable” means, with respect to each Asset, all amounts which the applicable Seller is entitled to receive from the operation of the hotel or spa facility prior to the Closing Date, but which are not paid as of the Closing Date, including as applicable, without limitation, (A) charges for (I) the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the hotel or spa facility, (II) any restaurant, bar or banquet services, (III) tee times, court reservations, lessons, tournaments, group bookings and course rentals, (IV) spa and fitness center services and classes, or (V) any other goods or services provided by or on behalf of the applicable Seller at the hotel or spa facility, but expressly excluding any credit card charges and checks which the applicable Seller has submitted for payment as of the Closing Date, and (B) rents under the Omni Lease and any Tenant Leases affecting the hotel or spa facility, but excluding moneys due by a Manager to any Seller for the period prior to Closing. In addition, Purchaser covenants and agrees to use Commercially Reasonable Efforts to collect all such Accounts Receivable after Closing and to pay to Seller promptly following receipt the amount of any recovery with respect to such Accounts Receivable in excess of (1) the sum of the actual third party out of pocket costs incurred by Purchaser in collecting same, (2) amounts applied to the payment of current Accounts Receivable, and (3) the prorated value amount Purchaser paid to Seller for the Accounts Receivable under this subsection (ix) of this Agreement.
     (x) Intentionally Omitted.
     (xi) Employee Compensation. As used herein, “Compensation” shall mean the direct salaries and wages and other aggregate compensation paid to or accrued for the benefit of any employee with respect to the Assets together with all fringe benefits payable to or accrued for the benefit of such employee as to which the employer is responsible, including, without limitation, employer contributions under F.I.C.A., fringe benefits, annual bonuses, unemployment tax or other employment taxes, pension fund contributions, vacation pay, sick leave, worker’s compensation, group life and accidental and health premiums, and pension or profit sharing, retirement, disability and other similar benefits, including severance, and all other contributions to, and amounts paid or accrued under, pension and other employee benefit plans and equivalent or similar benefits available to employees or otherwise required under any Management Agreement. For these purposes, vacation benefits, sick leave, annual bonuses and related payroll expenses of Hotel Managers’ Employees as of the Closing shall be treated as accrued and subject to proration whether or not subject to later vesting, any expiration if not used or termination in the event of the employee’s departure for any reason. Sellers shall be responsible for ensuring the payment at Closing of any Compensation accrued and unpaid prior to the date of Closing with respect to the operations of the Property prior to Closing, but excluding in any event Compensation due because of a breach by Purchaser of its obligations under Section 13.3 hereof. Purchaser shall be responsible for and shall pay (i) all Compensation with respect to the operations of the Property on and after the date of Closing, (ii) all Compensation of Hotel Managers which is accrued but not payable as of the Closing and for which Purchaser is credited at Closing, and (iii) all Compensation which would be owing by virtue of Purchaser’s breach of its obligations under Section 13.3 hereof.
     (xii) Utilities. With respect to electricity, telephone, television, telecom, cable television, gas, water and sewer services that are metered and other utilities (collectively, the “Utilities”). Sellers shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Closing Date. Sellers shall be responsible for all charges based on such final meter reading, and Purchaser shall be responsible for all charges thereafter. If such readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be pro rated as of the Closing Date based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the date of Closing falls, and Sellers or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment. Advance cash payments to Seller under such agreements shall be prorated as of the Closing Date over the entire term of such agreement.
     (xiii) Vouchers. Purchaser shall receive a credit for the amount of any outstanding, verifiable vouchers, gift cards or gift certificates.
          (b) Operational Taxes. The Sellers shall be responsible for the payment of all applicable bulk sales taxes, hotel sales taxes and hotel use taxes attributable to the Assets for the period prior to the

Closing Date, and Purchaser shall be responsible for the payment of all such taxes attributable to the Assets for the period from and after the Closing Date. Purchaser shall receive a credit for any such taxes attributable to the Assets for the period prior to the Closing Date which Seller has not paid.
          (c) Other Prorations. All normal and customarily proratable items, including rents (including base rents, additional rents, percentage rents, common area maintenance charges and real estate taxes), operating expenses and payments relating to any agreements affecting the Property which survive the Closing, shall be prorated as of the Closing Date, the Sellers being charged and credited for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by the Sellers attributable to the period on or after the Closing Date) and Purchaser being responsible for, and credited or charged, as the case may be, for all of same attributable to the period on and after the Closing Date. The Sellers shall in all events be entitled to retain amounts paid by Tenants for reimbursement of real estate taxes and assessments, common area maintenance, premiums relating to the insurance policies insuring all or any part of the Property (collectively, the “Insurance Policies”), and all other charges to or contributions by Tenants under the Tenant Leases other than base rent as of the Closing to the extent (i) such amounts relate to expenses incurred and paid by the Sellers on or prior to the Closing Date or for which the Sellers would remain obligated after the Closing, and (ii) Tenants have no claims or right to repayment of such funds collected by the Sellers prior to the Closing Date. The amount of all unapplied Deposits under Tenant Leases, if any, shall be credited against the cash portion of the Purchase Price at the Closing. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the year of Closing, shall be prorated to the date of Closing, based upon actual days involved. In connection with the proration of real property taxes or installments of assessments, such proration shall be for all unpaid periods up to and including Closing and be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using the figures from the preceding year for the figures which are unavailable for the year of Closing. The Sellers shall be responsible for the payment of all real estate taxes pertaining to the properties adjacent to the Omni Austin that are owned by the applicable Seller or its Affiliate. The proration shall be final and unadjustable except as provided in the following paragraphs. Seller shall endeavor to submit a draft settlement statement to Purchaser for review and approval four (4) Business Days prior to the Closing Date containing Seller’s good faith estimate of all items to be prorated or credited at Closing. Purchaser shall review the draft settlement statement and, not later than the second Business Day after its receipt of the same, Purchaser shall furnish to Seller any comments which Purchaser may have with respect thereto, or any objection it may have to the amounts shown thereon, together with its reasons for such objection. Thereafter, Seller and Purchaser (each acting reasonably and in good faith) shall attempt to resolve, prior to the Closing Date, any disagreement with respect to such draft settlement statement.
          (d) Reproration Obligations. If any of the items subject to proration under the foregoing provisions of this Section 9.4 (as supplemented by Schedule 14.14 attached hereto) cannot be prorated at the Closing because of the unavailability of the information necessary to compute such proration, or if any errors or omissions in computing prorations at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date (a “Reproration Obligation”) and the proper Party reimbursed, which obligation shall survive the Closing for the Survival Period. No Party hereto shall have the right to require a recomputation of a Closing proration or a correction of an error or omission in a Closing proration unless within the Survival Period one of the Parties hereto (i)has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given notice thereof to the other Party together with a copy of its good faith recomputation of the proration and copies of all substantiating information used in such recomputation. The failure of a Party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to proration hereunder and to give notice thereof as provided above within the Survival Period shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date. Notwithstanding anything to the contrary in this Agreement, the reproration obligations set forth herein with respect to the reproration of real estate taxes shall survive the Closing for a period of two (2) years.
          (e) Sellers’ Survival Period for Reproration Obligations. Notwithstanding anything set forth herein, Sellers shall not have any liability or obligation with respect to a Reproration Obligation of Sellers unless prior to the end of the Survival Period (or, (i) with respect to the reproration of real estate taxes, before the end of the two-year period following the Closing Date, and (ii) with respect to reprorations as to the Austin Centre office tower which is a part of the Omni Austin Asset, before the end of the 11-month period following the Closing Date), Purchaser notifies the Sellers in writing setting forth specifically and in reasonable detail the Reproration Obligation and the information with respect to such Reproration Obligation as described in Section 9.4(d): provided, that the foregoing provisions of this Section 9.4(e) shall be not be subject to the limitations set forth in the last sentence of Section 11.3 but shall be subject to Section 11.7. All liability or obligation of the Sellers with respect to any Reproration Obligations shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to the Sellers as contemplated herein on or prior to the end of the Survival Period (or, with respect to the reproration of real estate taxes, before the end of the two-year period following the Closing Date).
          (f) Purchaser Assumed Liabilities. Purchaser shall assume and be responsible for the timely satisfaction or performance, as the case may be, of all Purchaser Assumed Liabilities. With the exception of the Purchaser Assumed Liabilities, Purchaser shall not by execution and performance of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, Operating Lessee or any Affiliate of Seller or Operating Lessee or claims of such liability or obligation, to the extent arising out of occurrences prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement and in furtherance of the collective net worth requirements set forth in Section 13.6. Purchaser agrees that the obligations of Walton TCC Hotel Investors V, L.L.C. and of each assignee Purchaser under Section 14.4 below shall be joint and several for all Purchaser Assumed Liabilities which arise on or prior to the second anniversary of the Closing Date and for all Purchaser Assumed Liabilities which arise under the Other Purchase and Sale Agreements on or prior to the second anniversary of the Closing Date.
9.5 Possession and Closing. Possession of each Asset and the Personalty relating thereto shall be delivered to Purchaser by the applicable Seller as of the Closing, subject to the Permitted Exceptions. Additionally, as of the Closing and with respect to each Asset, (a) the applicable Seller shall deliver possession of Theresa Cabilao’s working files pertaining to its Asset(s), excluding email and other electronic communications and excluding privileged communications; provided, however, that each Seller shall have the right to redact and reformat any books or records which include data or other information pertaining to any other hotels owned, managed or franchised by such Seller, its Manager, any third-party asset manager or their respective Affiliates; and (b) the applicable Seller shall instruct the applicable Manager or third-party asset manager, subject to the terms and conditions set forth in the applicable Management Agreement, to retain and make available at the physical location of its Asset(s) (to the extent that the same are in the possession of such Manager, third-party asset manager or their respective Affiliates) all originals (or copies if originals are not available) of the following pertaining to and as applicable to the respective Assets: the Tenant Leases; the Omni Lease; Operating Agreements (to the extent assumed by Purchaser under this Agreement); plans, specifications, mechanical, electrical and plumbing layouts; operating manuals; Permits; correspondence files (excluding email and other electronic communications and excluding privileged communications), and other files and records utilized in connection with the operation and maintenance of the Asset; receipts for deposits and unpaid bills; all keys and security pass cards; combinations, security clearances, keys and lock combinations which shall be located at the hotel or spa facility on the Closing Date, and deemed to be delivered to Purchaser upon delivery of possession of the hotel or spa facility.
9.6 Operating Agreements. At least ten (10) days prior to the Closing Date, Purchaser shall deliver to the Sellers written notice (the “Operating Agreement Termination Notice”) of any Operating Agreements which Purchaser desires for the Sellers to terminate. The Sellers shall give notice of termination of such disapproved Operating Agreements) at Closing; provided, however, if by the terms of the disapproved Operating Agreement(s) the applicable Seller has no right to terminate the same at Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination and shall be responsible for the payment of the termination-related charge. Except as Seller may otherwise agree in writing prior to the expiration of the Inspection Period, Purchaser must assume the obligations arising from and after the Closing Date under those Operating Agreements (a) that Purchaser does not designate for termination in the Operating Agreement Termination Notice delivered prior to the Closing Date, or that Purchaser is obligated to assume pursuant to this Section 9.6. and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.
9.7 Intentionally Omitted.
9.8 Brokers’ Commission. If and only if the transactions contemplated by this Agreement are consummated, the Sellers has agreed to pay a commission at Closing, as and to the extent required by a separate agreement, to the Sellers’ Broker listed on Schedule 6.10 attached to this Agreement. Purchaser and the Sellers shall indemnify, defend and hold each other harmless from any other claim, liability, obligation, cost or expense (including attorneys” fees and expenses) for fees or commissions relating to Purchaser’s purchase of the Property asserted against any Party by any other broker or other Person claiming by, through or under the indemnifying Party or whose claim is based on the indemnifying Party’s acts. The provisions of this Section 9.8 shall survive the Closing or any termination of this Agreement for the applicable Survival Period.
ARTICLE X
CONDITIONS PRECEDENT TO PERFORMANCE; SPECIAL RIGHTS REGARDING
CERTAIN THIRD PARTY AGREEMENT DEFAULTS
10.1 Conditions to Purchaser’s Obligations. Subject to the provisions of Section 10.3 below, Purchaser’s obligation under this Agreement to purchase the Property is subject to the satisfaction or waiver on or prior to the Closing of each of the following conditions (collectively, the “Purchaser Conditions”):
          (a) Accuracy of Representations and Warranties. The representations and warranties of the Sellers contained in Article VI hereof (as supplemented by Schedule 14.14 attached hereto) and of the applicable seller in Article VI of any Other Purchase and Sale Agreement shall be true, accurate and correct in all material respects as of the Closing Date; provided, that the foregoing condition shall be deemed satisfied notwithstanding any breach or breaches of such representations and warranties of the Sellers or the applicable seller unless any such breach or breaches (individually or collectively) have a material adverse effect on the title, use, operation or value of an Asset or Other Asset or the ability to finance an Asset or Other Asset.

          (b) Seller Closing Deliveries. The Sellers shall have delivered all Seller Closing Deliveries as required pursuant by Section 9.2(a). unless such failure is due to a permitted termination of this Agreement or a Purchaser breach or default.
          (c) Non-Performance. There shall not have been a willful or deliberate breach by the Sellers of any material covenant, undertaking or obligation required by Section 13.1 of this Agreement or by the applicable seller of any material covenant, undertaking or obligation required by Section 13.1 of any Other Purchase and Sale Agreement.
          (d) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other Order by any Governmental Body preventing the consummation of the transactions contemplated by this Agreement shall have been issued and be continuing in effect, and no provision of any applicable Law shall prohibit the consummation of the transactions contemplated hereby.
          (e) Simultaneous Closings. Except due to any of the situations described in Section 10.2(a) through (c) with respect to this Agreement or any Other Purchase and Sale Agreement, and except as otherwise provided in Section 10.3 below, the transactions contemplated by this Agreement shall be simultaneously closed on the Closing Date with the transactions contemplated by the Other Purchase and Sale Agreements, but excluding in any event any Asset or Other Asset for which this Agreement or the applicable Other Purchase and Sale Agreement has been terminated pursuant to Article XII thereof due to a Major Casualty or Major Condemnation.
          (f) Delivery of Required Consents. All Required Consents shall have been obtained on or before the Closing Date.
          (g) Physical Condition. Except for changes to the physical condition of an Asset or Other Asset (i) resulting from normal wear and tear, (ii) due to Condemnation or Casualty, or (iii) permitted under the provisions of Article XIII below, no material change or changes to the physical condition of any Asset or Other Asset shall have occurred which, individually or collectively, has a material adverse effect on the title, use, operation or value of such Asset or Other Asset or the ability to finance such Asset or Other Asset.
          (h) Houston Declaration. The Houston Declaration shall have been recorded in the applicable public records of Harris County, Texas, in the form (with only minor changes) posted on the “CrescentConnect” website as of the Effective Date or as otherwise approved by Purchaser, and the lender with respect to the remainder of the applicable Seller’s office properties in Greenway Plaza shall have consented thereto.
          (i) Delivery of New Title Policies. The Title Company shall have issued or committed to issue each New Title Policy pursuant to Section 5.2(d) subject only to the Permitted Exceptions.
If any Purchaser Condition has not been satisfied by the Closing Date, then Purchaser may, as Purchaser’s sole and exclusive remedy, either (1) terminate this Agreement and the Other Purchase and Sale Agreements, except the provisions hereof and thereof which expressly survive termination, and the Earnest Money shall be returned to Purchaser, or (2) proceed to Closing, in which case such Purchaser Condition shall be deemed to be waived for all purposes. Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that, except as provided in Section 10.3, Purchaser’s termination rights as set forth in this Section 10.1 pertain to all, but not fewer than all, of the Assets and the Other Assets.

10.2 Conditions to the Sellers’ Obligations. Subject to the provisions of Section 10.3 below, the Sellers’ obligation under this Agreement to sell the Property to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of each of the following conditions (collectively, the “Sellers’ Conditions”):
          (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Article VII hereof shall be true, accurate and correct in all material respects as of the Closing Date.
          (b) Deliveries. Purchaser shall have delivered all Purchaser Closing Deliveries as required pursuant by Section 9.2(b) unless such failure is due to a permitted termination of this Agreement or a breach or default by Sellers.
          (c) Non-Performance. There shall not have been a willful or deliberate breach by Purchaser of any material covenant, undertaking or obligation of Purchaser required by this Agreement.
          (d) Delivery of Required Consents. All Required Consents with respect to which, if any Seller or its Affiliate were to close the transactions contemplated in this Agreement without obtaining such Required Consent such Seller or its Affiliate would be in material breach or otherwise would incur exposure to material liability under the underlying document, shall have been obtained on or before the Closing Date.
          (e) Houston Declaration. The Houston Declaration shall have been recorded in the applicable public records of Harris County, Texas, in the form (with only minor changes) posted on the “CrescentConnect” website as of the Effective Date or as otherwise approved by Purchaser, and the lender with respect to the remainder of the applicable Seller’s office properties in Greenway Plaza shall have consented thereto.
          (f) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other Order by any Governmental Body preventing the consummation of the transactions contemplated by this Agreement shall have been issued and be continuing in effect, and no provision of any applicable Law shall prohibit the consummation of the transactions contemplated hereby.
          (g) Simultaneous Closings. Except due to any of the situations described in Section 10.1 (a) through (c) with respect to this Agreement or any Other Purchase and Sale Agreement, and except as otherwise provided in Section 10.3 below, the transactions contemplated by this Agreement shall be simultaneously closed on the Closing Date with the transactions contemplated by the Other Purchase and Sale Agreements, but excluding in any event any Asset or Other Asset for which this Agreement or the applicable Other Purchase and Sale Agreement has been terminated pursuant to Article XII thereof due to a Material Casualty or Material Condemnation.
If any of the Seller Conditions in items (a), (b) or (c) has not been satisfied by the Closing Date, then Seller may, as Seller’s sole and exclusive remedy, either (1) terminate this Agreement and the Other Purchase and Sale Agreements, except the provisions hereof and thereof which expressly survive termination, and the Earnest Money shall be paid to Seller, or (2) proceed to Closing, in which case such Seller Condition shall be deemed to be waived for all purposes. If any of the Seller Conditions in items (d) through (g) has not been satisfied by the Closing Date, then Seller may, as Seller’s sole and exclusive remedy, either (1) terminate this Agreement and the Other Purchase and Sale Agreements, except the provisions hereof and thereof which expressly survive termination, and the Earnest Money shall be returned to Purchaser, or (2) proceed to Closing, in which case such Seller Condition shall be deemed to be waived for all purposes. Notwithstanding anything to the contrary contained in this Section 10.2,

Sellers acknowledge and agree that, except as provided in Section 10.3, Sellers’ termination rights as set forth in this Section 10.2 pertain to all, but not fewer than all, of the Assets and the Other Assets.
10.3 Extension of the Closing Date. Subject to the terms and conditions set forth in this Section 10.3. the Parties agree that the Closing Date may be deferred for up to three (3) consecutive periods not to exceed thirty (30) days each (each, a “Deferral Period”).
     (a) Initial Deferral Period. Subject to the conditions set forth in this Section 10.3, and so long as the Party requesting the extension is not then in default under this Agreement or an Other Purchase and Sale Agreement except with respect to the issue and Asset in question under this Section 10.3. (i) either Party may, upon written notice to the other Party delivered on or before the original Closing Date, defer the Closing Date for an initial Deferral Period if such extension is necessary to provide additional time for the applicable Party to obtain Required Consents (other than the Lender consent to the Existing Debt Assumption, which shall be governed solely by Section 10.3(e) below, or the consent of the ground lessor under the Perry Ground Lease, which shall be governed exclusively by Section 10.3(f) below), (ii) Purchaser may, upon written notice to Seller delivered on or before the original Closing Date, defer the Closing Date for an initial Deferral Period if such extension is necessary (A) to provide additional time for Purchaser to obtain necessary liquor licenses with respect to any California Asset, (B) to further investigate a material adverse change in the physical condition of any Asset as described in and meeting the requirements of Section 10.1(g) of this Agreement or the applicable Other Purchase and Sale Agreement (provided that, notwithstanding anything to the contrary in this Section 10.3, the Deferral Period for this Section 10.3(a)(ii)(B) shall not exceed five (5) Business Days), and (C) cure any breach, default or failure of condition by such Purchaser under this Agreement or under an Other Purchase and Sale Agreement other than a deliberate, willful default by Purchaser of its obligations under Section 9.2(b) hereof or thereof or as governed by Section 10.2(c) hereof or thereof, and other than a default otherwise subject to a one (1) Business Day extension addressed by Section 11.10 of this Agreement or an Other Purchase and Sale Agreement (provided that, notwithstanding anything to the contrary in this Section 10.3, the Deferral Period for this Section 10.3(a)(ii)(C) shall not exceed five (5) Business Days), and (iii) Seller may, upon written notice to Purchaser delivered on or before the original Closing Date, defer the Closing Date for an initial Deferral Period if such extension is necessary to provide additional time to (I) cure any Closing Title Issues, or (II) cure any breach, default or failure of condition by such Sellers under this Agreement or under an Other Purchase and Sale Agreement other than a deliberate, willful default by Seller of its obligations under Section 9.2(a) or Article XIII hereof or thereof, and other than a default otherwise subject to a one (1) Business Day extension addressed by Section 11.10 of this Agreement or an Other Purchase and Sale Agreement (provided that, notwithstanding anything to the contrary in this Section 10.3, the Deferral Period for this Section 10.3(a)(iii)(II) shall not exceed five (5) Business Days). For purposes of this Agreement, any Asset or Other Asset for which Purchaser or Sellers have requested an extension under subsections (i), (ii) or (iii) of this Agreement or an Other Purchase and Sale Agreement shall be referred to as a “Problem Asset.” and the circumstances described in such subsections (i), (ii) and (iii) shall be each be referred to as an “Extension Condition”. With respect to such initial Deferral Period, the Closing Date will be deferred for all Assets and all Other Assets. Notwithstanding anything to the contrary in this Section 10.3(a), the deferral right described in this Section 10.3(a) shall be available under subparagraphs (i), or (ii) (A) above only if the Party delivering notice of such deferral to the other Party as required above exercised Commercially Reasonable Efforts before the date of such notice to obtain or assist the other Party in obtaining, as applicable, the needed item(s).
     (b) Second Deferral Period. If (i) the original Closing Date is deferred for an initial Deferral Period as provided in Section 10.3(a) above, (ii) as of the extended Closing Date, except for the Extension Conditions in Sections 10.3(ii)(B) or (C) or 10.3(iii)(II), above (for which no additional extension shall be available), the Extension Condition for such Problem Asset has not been cured by the end of the initial

Deferral Period, (iii) Purchaser has not terminated this Agreement or any Other Purchase and Sale Agreement with respect to any Asset or Other Asset except pursuant to Sections 12.1 or 12.2 hereof or thereof, and (iii) the Party requesting the further extension is not in default under this Agreement or under any Other Purchase and Sale Agreement except with respect to the applicable unsatisfied Extension Condition with respect to the Problem Asset that is the subject of the second Deferral Notice request, then the applicable Party may, upon written notice to the other Party delivered on or before the Closing Date (as the same has been extended for an initial Deferral Period under Section 10.3(a)), defer such extended Closing Date for a second Deferral Period with respect to not more than one (1) Problem Asset (exclusive of a deferral with respect to the Fairmont Sonoma Mission Inn & Spa and Sonoma Golf Club, the Renaissance Houston or the Denver Marriot pursuant to Sections 10.3(d), (e) or (f) below), to provide additional time to cure the unsatisfied Extension Condition with respect to such one (1) Problem Asset; provided, however, that if such extended Closing Date is deferred with respect to one (1) Problem Asset for an additional Deferral Period in accordance with the foregoing provisions of this Section 10.3(b), then on the Closing Date (as the same has been extended for an initial Deferral Period under this Section 10.3(b) and without reference to any second Deferral Period), the Parties shall proceed to close on all Assets and Other Assets other than (x) such one (1) Problem Asset, (y) any Asset subject to an additional Deferral Period as described in Sections 10.3(d), (e) or (f) below, and (z) any Asset or Other Asset for which Purchaser has elected to terminate the applicable Agreement or Other Purchase and Sale Agreement pursuant to Sections 12.1 or 12.2 hereof or thereof. If the Extension Condition has not been satisfied for such one (1) Problem Asset by the end of the second Deferral Period, then, so long as the Party requesting the additional Deferral Period under this Section 10.3(b) has, during the second Deferral Period, used Commercially Reasonable Efforts to cure or assist the other Party in curing, as applicable, such Extension Condition, then either Sellers or Purchaser may terminate this Agreement or Other Purchase and Sale Agreement, as applicable, with respect to such one (1) Problem Asset except for the provisions that expressly survive termination, whereupon Purchaser shall receive a refund of the Earnest Money allocated to such one (1) Problem Asset.
     (c) Special Provisions Regarding Sonoma Assets. Notwithstanding anything to the contrary in this Agreement, the Fairmont Sonoma Mission Inn & Spa and the Sonoma Golf Club shall be treated as a single Asset for the purposes of this Section 10.3.
     (d) Houston Declaration. Notwithstanding anything to the contrary in this Section 10.3, so long as such Party is not then in default under this Agreement or under an Other Purchase and Sale Agreement, (i) in the event that as of the initial Closing Date the condition to Closing with respect to the Houston Declaration as set forth in Sections 10.1(g) and 10.2 (e) of this Agreement has not been satisfied, either Party may, upon written notice to the other Party delivered on or before the original Closing Date, defer the Closing Date for the Renaissance Houston and all the other Assets and Other Assets for an initial Deferral Period to provide additional time to satisfy such condition, and (ii) in the event that as of the Closing Date (as it has been extended for an initial Deferral Period in order to allow additional time to satisfy the condition to Closing with respect to the Houston Declaration as set forth in Sections 10.1(g) and 10.2 (e) of this Agreement) such condition has not been satisfied, either Party may, upon written notice to the other Party delivered on or before such Closing Date, defer the Closing Date for the Renaissance Houston for a second Deferral Period to provide additional time to satisfy such condition. In the event the Parties have exercised their extension options under this Section 10.3(d) but the condition to Closing with respect to the Houston Declaration as set forth in Sections 10.1(g) and 10.2 (e) of this Agreement has not been satisfied as of (x) the Closing Date at the end of the first Deferral Period and neither Party has elected to extend the Closing Date for a second Deferral Period in order to provide additional time to cure such condition, or (y) the Closing Date at the end of the second Deferral Period if the Parties have elected to extend the Closing Date for a second Deferral Period in order to provide additional time to cure such condition, and this Agreement or the Other Purchase and Sale Agreement, as applicable to the Renaissance Houston, shall terminate with respect to the Renaissance Houston, except the provisions hereof or thereof which expressly survive termination, and Purchaser shall receive a refund of the Earnest Money allocated to the Renaissance Houston.
     (e) Fairmont Sonoma Mission Inn & Spa Lender Consent. Notwithstanding anything to the contrary in this Section 10.3, so long as such Party is not then in default under this Agreement or under an Other Purchase and Sale Agreement, (i) in the event that as of the initial Closing Date the Lender consent to the Existing Debt Assumption Agreement has not been obtained, either Party may, upon written notice to the other Party delivered on or before the original Closing Date, defer the Closing Date for the Fairmont Sonoma Mission Inn & Spa and the Sonoma Golf Club and all the other Assets and Other Assets for an initial Deferral Period to provide additional time to obtain the Lender consent to the Existing Debt Assumption, and (ii) in the event that as of the Closing Date (as it has been extended for an initial Deferral Period in order to allow additional time to obtain the Lender consent to the Existing Debt Assumption) the Lender consent to the Existing Debt Assumption has not been obtained, either Party may, upon written notice to the other Party delivered on or before such Closing Date, defer the Closing Date for the Fairmont Sonoma Mission Inn & Spa and the Sonoma Golf Club for a second Deferral Period to provide additional time to obtain the Lender consent to the Existing Debt Assumption. In the event the Parties have exercised their extension options under this Section 10.3(e) but the Lender consent to the Existing Debt Assumption has not been obtained as of (x) the Closing Date at the end of the first Deferral Period and neither Party has elected to extend the Closing Date for a second Deferral Period in order to provide additional time to obtain such Lender consent to the Existing Debt Assumption, or (y) the Closing Date at the end of the second Deferral Period if the Parties have elected to extend the Closing Date for a second Deferral Period in order to provide additional time to obtain the Lender consent to the Existing Debt Assumption, then this Agreement or the Other Purchase and Sale Agreement, as applicable to the Sonoma Mission Inn & Spa and the Sonoma Golf Club, shall terminate with respect to the Fairmont Sonoma Mission Inn & Spa and the Sonoma Golf Club, except the provisions hereof or thereof which expressly survive termination, and Purchaser shall receive a refund of the Earnest Money allocated to the Fairmont Sonoma Mission Inn & Spa and the Sonoma Golf Club.
     (f) Lessor Consent under the Perry Ground Lease. Notwithstanding anything to the contrary in this Section 10.3, so long as such Party is not then in default under this Agreement or under an Other Purchase and Sale Agreement, (i) in the event that as of the initial Closing Date the consent of the ground lessor under the Perry Ground Lease has not been obtained, either Party may, upon written notice to the other Party delivered on or before the original Closing Date, defer the Closing Date for the Denver Marriott and all the other Assets and Other Assets for an initial Deferral Period to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease, (ii) in the event that as of the Closing Date (as it has been extended for an initial Deferral Period in order to allow additional time to obtain the consent of the ground lessor under the Perry Ground Lease) the consent of the ground lessor under the Perry Ground Lease has not been obtained, either Party may, upon written notice to the other Party delivered on or before such Closing Date, defer the Closing Date for the Denver Marriott for a second Deferral Period to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease, and (iii) in the event that as of the Closing Date (as it has been extended for an initial and a second Deferral Period in order to allow additional time to obtain the consent of the ground lessor under the Perry Ground Lease) the consent of the ground lessor under the Perry Ground Lease has not been obtained, either Party may, upon written notice to the other Party delivered on or before such Closing Date, defer the Closing Date for the Denver Marriott for a third Deferral Period to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease. In the event the Parties have exercised their extension options under this Section 10.3(f) but the consent of the ground lessor under the Perry Ground Lease has not been obtained as of (x) the Closing Date at the end of the first Deferral Period and neither Party has elected to extend the Closing Date for a second Deferral Period in order to provide additional time to obtain such consent of the ground lessor under the Perry Ground Lease, (y) the Closing Date at the end of the second Deferral Period if the Parties have elected to extend the Closing Date for a second Deferral Period in order to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease and neither Party has elected to extend the Closing Date for a third Deferral Period in order to provide additional time to obtain such consent of the ground lessor under the Perry Ground Lease, and (z) the Closing Date at the end of the third Deferral Period if the Parties have elected to extend the Closing Date for a third Deferral Period in order to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease, then this Agreement or the Other Purchase and Sale Agreement, as applicable to the Denver Marriott, shall terminate with respect to the Denver Marriott, except the provisions hereof or thereof which expressly survive termination, and Purchaser shall receive a refund of the Earnest Money allocated to the Denver Marriott.
ARTICLE XI
DEFAULTS, REMEDIES AND INDEMNITIES
11.1 Sellers’ Remedies. (a) With respect to the Ventana Inn & Spa: IF PURCHASER FAILS TO PERFORM ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT AT OR PRIOR TO CLOSING (FOR ANY REASON EXCEPT FAILURE BY THE SELLERS TO PERFORM HEREUNDER), OR IF PRIOR TO CLOSING ANY ONE OR MORE OF PURCHASER’S REPRESENTATIONS OR WARRANTIES ARE BREACHED IN ANY MATERIAL RESPECT, THE SELLERS SHALL BE ENTITLED, AS THEIR SOLE REMEDY (EXCEPT WITH RESPECT TO ANY COVENANT OF INDEMNITY BY PURCHASER SET FORTH IN THIS AGREEMENT), TO TERMINATE THIS AGREEMENT AND THE OTHER PURCHASE AND SALE AGREEMENTS (EXCEPT THE PROVISIONS HEREOF AND THEREOF WHICH EXPRESSLY SURVIVE TERMINATION) AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST PURCHASER HEREUNDER. THE SELLERS AND PURCHASER AGREE THAT THE SELLERS’ DAMAGES RESULTING FROM PURCHASER’S DEFAULT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE, AND IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR AND REASONABLE ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLER. THE PARTIES ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PAYMENT OF THE EARNEST MONEY TO SELLER AS LIQUIDATED DAMAGES UNDER THE CIRCUMSTANCES PROVIDED FOR HEREIN IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTIONS 3275 OR 3369 OF THE CALIFORNIA CIVIL CODE, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE, THE REASONABLENESS OF THE AMOUNT OF LIQUIDATED DAMAGES AGREED UPON, AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL NOT LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES PURSUANT TO SECTION 11.8 HEREOF, NOR WAIVE OR AFFECT ANY PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY STATE THAT THEY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

[ILLEGIBLE] SELLERS’ INITIALS	[ILLEGIBLE] PURCHASER’S INITIALS
     (b) With respect to the Colorado Assets and the Omni Austin: If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing (for any reason except failure by the Sellers to perform hereunder), or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, the Sellers shall be entitled, as their sole remedy (except with respect to any covenant of indemnity by Purchaser set forth in this Agreement), to terminate this Agreement and the Other Purchase and Sale Agreements (except the provisions hereof and thereof which expressly survive termination) and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. The Sellers and Purchaser agree that the Sellers’ damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.
     (c) With respect to all Assets: Notwithstanding anything to the contrary in this Agreement (including, without limitation, this Section 11.1), in the event of Purchaser’s default resulting in a termination of this Agreement, the facts surrounding which are not otherwise being disputed by Purchaser, the Sellers shall have all remedies available at law or in equity in the event Purchaser or any party related to Purchaser or affiliated with Purchaser is asserting any claims or right to any Asset that would otherwise delay or prevent the applicable Seller from having clear, indefeasible and marketable title to such Asset. If Closing is consummated, the Sellers shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement and arising from or after Closing, subject to the applicable limitations expressly set forth in the Agreement.
     (d) In the event of Purchaser’s default under Section 13.6 below, the Sellers shall be entitled to pursue all remedies available at law or in equity, including without limitation to enforce specific performance.
11.2 Survival of Sellers’ Obligations. Notwithstanding anything set forth in this Agreement, in the Seller Closing Deliveries or the Purchaser Closing Deliveries (together, the “Closing Deliveries”), or otherwise, Sellers shall not have any liability or obligation with respect to any of Seller’s obligations or duties under this Agreement or any Closing Deliveries or otherwise unless prior to the end of the Survival Period Purchaser notifies the Sellers in writing setting forth specifically and in reasonable detail the claim being made with respect to such Seller obligation and reasonable and appropriate backup information. All liability or obligation of the Sellers with respect to any obligation of a Seller under this Agreement, the Closing Deliveries or otherwise shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to the Sellers as contemplated herein on or prior to the end of the Survival Period.
11.3 Purchaser’s Remedies. (a) In the event Purchaser elects to proceed to Closing notwithstanding Purchaser’s actual knowledge of the existence of a breach or default by Sellers with respect to any representation, warranty, covenant or agreement of Sellers under this Agreement, or the failure of a Purchaser Condition, Purchaser shall be deemed to have waived each such breach, default and failure and any and all rights and remedies in connection therewith. The term “Purchaser’s actual knowledge” (and words of similar import) shall mean the current actual knowledge, based on reasonable but not unlimited investigation, diligence or inquiry in connection with the matters that are the subject of this Agreement or any Other Purchase and Sale Agreement, of Stephen Sotoloff, Justin Leonard and Robert Bloom, and Brett Rose solely as to the Austin Centre office tower portion of the Omni Austin. (b) If Sellers fail to make the Sellers Closing Deliveries at Closing as required by Section 9.2(a) of this Agreement for any reason other than a permitted termination of this Agreement or a Purchaser breach or default, Purchaser may, as Purchaser’s sole and exclusive remedy, either (i) terminate this Agreement and the Other Purchase and Sale Agreements, except the terms which expressly survive Closing, and receive a return of the Earnest Money, or (ii) sue for specific performance. (c) Subject to Section 11.2 above, Purchaser may bring a cause of action against Sellers for (i) the breach or default of any representation, warranty, obligation, covenant or agreement of Sellers under this Agreement if Purchaser first learns of the breach or default after Closing and, within the Survival Period, notifies the Sellers in writing setting forth specifically and in reasonable detail the claim being made with respect to such representation, warranty, obligation, covenant or agreement of Sellers and reasonable and appropriate backup information, (ii) the breach or default by Sellers under any Seller Closing Deliveries, or (iii) otherwise in connection with the transactions contemplated by this Agreement which survive Closing (including, without limitation the Sellers’ Indemnity Obligations) (collectively, the “Sellers Surviving Obligations”) only if the claims in the aggregate with respect to all Assets and Other Assets exceed One Hundred Thousand Dollars ($100,000) (the “Minimum Amount”), and the aggregate maximum liability of Sellers for the Sellers Surviving Obligations under this Agreement and under the Other Purchase and Sale Agreements, and with respect to the Assets and the Other Assets, shall in no event exceed Eleven Million Dollars ($11,000,000) (the “Maximum Amount”).
11.4 Seller’s Indemnity. Subject to the terms and conditions of this Agreement, Sellers agree to indemnify, hold harmless and defend Purchaser from and against any loss, liability or damage suffered or incurred by Purchaser and arising from or in connection with (a) any material breach or default by the Seller with respect to any Seller Matter which is not waived or deemed waived by Purchaser under this Agreement at or prior to Closing, (b) any claim raised or action filed by the Fairmont Sonoma Mission Inn & Spa Manager under Section 16.13 of the Fairmont Sonoma Mission Inn & Spa Management Agreement with respect to the transfer of Fairmont Sonoma Mission Inn & Spa from the applicable Seller to Purchaser under this Agreement, (c) any amounts owed by Sellers under Section 9.8, and (d) and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, arbitration, assessment or judgment incident to any of the matters indemnified against by Sellers in this Section 11.4. (collectively, the “Seller’s Indemnity Obligations”). Sellers understand and agree that the foregoing indemnity includes an indemnification for certain claims arising from the indemnitee’s negligence, as and to the extent provided herein.
Notwithstanding anything set forth in this Agreement, in any Seller Closing Deliveries or otherwise, Sellers shall not have any liability or obligation with respect to any Seller’s Indemnity Obligations unless prior to the end of the Survival Period (or, with respect to any claim raised or action filed by the Fairmont Sonoma Mission Inn & Spa Manager as referenced in subparagraph (b) above, prior to the end of the two-year period following the Closing Date) Purchaser notifies the Sellers in writing setting forth specifically and in reasonable detail the claim being made with respect to the Seller’s Indemnity Obligations and reasonable and appropriate backup information. All liability or obligation of the Sellers with respect to any Seller’s Indemnity Obligation shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to the Sellers as contemplated herein on or prior to the end of the Survival Period (or, with respect to any claim raised or action filed by the Fairmont Sonoma Mission Inn & Spa Manager as referenced in subparagraph (b) above, prior to the end of the two-year period following the Closing Date). This Section 11.4 shall survive Closing for the Survival Period (or, with respect to any claim raised or action filed by the Fairmont Sonoma Mission Inn & Spa Manager as referenced in subparagraph (b) above, for the two-year period following the Closing Date).
11.5 Purchaser’s Indemnity. Subject to the terms and conditions of this Agreement, Purchaser agrees to indemnify, hold harmless and defend Sellers from and against any loss, liability or damage suffered or incurred by a Seller or the applicable Operating Lessee and arising from or in connection with (a) any material breach or default by Purchaser of its representations, warranties or agreements under this

Agreement which is not waived or deemed waived by Sellers at or prior to Closing, (b) any material breach or default by Purchaser of any of its agreements or obligations under any of the Purchaser Closing Deliveries, (c) the ownership or operation of the Assets and Property from and after the Closing Date, (d) any amounts owed by Purchaser under Section 9.8, and (e) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by a Seller in connection with any action, suit, proceeding, demand, arbitration, assessment or judgment incident to any of the matters indemnified against by Purchaser in this Section 11.5. Purchaser understands and agrees that the foregoing indemnity includes an indemnification for certain claims arising from the indemnitee’s negligence, as and to the extent provided herein. This Section 11.5 shall survive Closing.
11.6 Waiver of Certain Damages. Notwithstanding anything set forth in this Agreement, in the Closing Deliveries or otherwise: (a) EACH PARTY, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO PURSUE CONSEQUENTIAL OR PUNITIVE DAMAGES AGAINST ANY OTHER PARTY TO THIS AGREEMENT (INCLUDING, FOR THE PURPOSES OF THIS SECTION 11.6, GUARANTOR), AND AGAINST SUCH PARTY’S SUCCESSORS AND ASSIGNS, OR ANY OF THEM, and (b) IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT (INCLUDING, FOR THE PURPOSES OF THIS SECTION 11.6, GUARANTOR), AND IN NO EVENT SHALL ANY SUCH PARTY’S SUCCESSORS OR ASSIGNS, BE LIABLE FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES. This Section 11.6 shall survive Closing and termination of this Agreement.
11.7 No Derivative Liability. Notwithstanding anything set forth in this Agreement, the Closing Deliveries or otherwise, no direct or indirect (through tiered ownership or otherwise) advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, partner, member, owner, representative or agent of a Party (including, in the case of the Sellers, Guarantor) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any Closing Deliveries or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the other Party and its successors and assigns and, without limitation, all other persons and entities, shall look solely to such Party’s assets for the payment of any claim or for any performance, and each other Party, on behalf of itself and its successors and assigns, hereby waive any and all such personal liability. Nothing contained in this Section 11.7 shall be construed as prohibiting Purchaser from enforcing Guarantor’s obligations under Section 14.15. This Section 11.7 shall survive Closing and termination of this Agreement.
11.8 Attorneys’ Fees. If it shall be necessary for either Purchaser, the Sellers or Guarantor to employ an attorney to enforce its rights pursuant to this Agreement, the non-prevailing Party shall reimburse the prevailing Party (or Guarantor) for its reasonable attorneys’ fees. This Section 11.8 shall survive Closing and termination of this Agreement.
11.9 Other Expenses. If this Agreement is terminated in accordance with Section 11.1 or Section 11.3 above, then the non-terminating Party shall be responsible for payment of any fees or charges due to the Title Company for holding the Earnest Money as well as any escrow cancellation fees or charges.
11.10 Right to Cure. Notwithstanding anything to the contrary in this Agreement, the Parties each shall have a period of one (1) Business Day after the Closing Date (i.e., until 12:00 noon (Central time) on the next Business Day following the Closing Date) to cure any failure (other than a deliberate or willful failure) by such Party to make any Closing Delivery required of such Party under this Agreement; provided, that any deferral of the Closing Date under this Section 11.10 shall have the effect of deferring the Closing with respect to all Assets and Other Assets for such one (1) Business Day period. For the purposes of this Agreement, no other curative rights or efforts by either Party shall extend beyond the original Closing Date except as otherwise expressly provided in this Agreement.

ARTICLE XII
CASUALTY/CONDEMNATION
12.1 Condemnation. In the event that for any Asset (a) all or any portion of such Asset is condemned or taken by eminent domain or conveyed by deed in lieu thereof, or a Condemnation proceeding is commenced for all or any portion of such Asset (a “Condemnation”), and (b) either such Condemnation is not a Major Condemnation or Purchaser has elected not to terminate this Agreement with respect to such Asset due to such Major Condemnation, this Agreement shall remain in full force and effect and both Parties shall proceed to close the transactions contemplated herein pursuant to the terms hereof, in which event the applicable Seller shall deliver to Purchaser at the Closing any proceeds actually received by such Seller attributable to such Asset from such Condemnation (provided Seller shall not settle any such Condemnation without Purchaser’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed) and assign its interest in and to any unpaid proceeds thereof, and there shall be no reduction in the Purchase Price. Prior to Closing, Seller shall comply in all material respects with the terms of any Condemnation proceeding. As used in this Agreement, a “Major Condemnation” with respect to an Asset shall mean the proceeds to be paid in connection with such Condemnation, including for loss of rentals or business attributable to the period of time after Closing, exceeds the lesser of (a) Ten Million Dollars ($10,000,000), and (b) fifteen percent (15%) of the Allocated Purchase Price for such Asset, with respect to all Assets other than the Ventana Inn & Spa, or exceeds the lesser of (i) Five Million Dollars ($5,000,000), and (ii) fifteen percent (15%) of the Allocated Purchase Price for the Ventana Inn & Spa. Purchaser may elect to terminate this Agreement with respect to any Asset subject to Major Condemnation proceedings (but not any other Asset under this Agreement or any Other Asset) by giving written notice of its election to Sellers not more than ten (10) Business Days after Purchaser receives notice of such Condemnation; Purchaser’s failure to give written notice to Sellers within such ten (10) Business Day period shall constitute Purchaser’s election to proceed to Closing with respect to such Asset. If Purchaser timely elects to terminate this Agreement with respect to an Asset as a result of a Major Condemnation as provided in this Section 12.1, the Title Company shall return the Allocable Earnest Money for such Asset to Purchaser and neither Sellers nor Purchaser shall have any further rights or obligations under this Agreement with respect to such terminated Asset except for the obligations of the Parties as to such Asset which expressly survive termination of this Agreement, including Purchaser’s obligations under Section 5.3 of this Agreement.
12.2 Casualty. In the event that (a) all or any portion of an Asset shall be damaged or destroyed by fire or other casualty (a “Casualty”) prior to Closing, and (b) either such Casualty is not a Major Casualty or Purchaser has elected not to terminate this Agreement with respect to such Asset due to such Major Casualty, this Agreement shall remain in full force and effect and both Parties shall proceed to close the transactions contemplated herein pursuant to the terms hereof, in which event the applicable Seller shall deliver to Purchaser at the Closing (i) any insurance proceeds actually received by such Seller attributable to such Asset from such casualty (except for proceeds previously used in connection with repairs to such Asset) and (ii) the amount of any deductible(s) under the Insurance Policies, and shall assign to Purchaser at the Closing all of such Seller’s right, title and interest in and to any claims which such Seller may have under the Seller Insurance Policies covering such Asset, and there shall be no reduction in the Purchase Price. As used in this Agreement, a “Major Casualty” with respect to an Asset shall mean the cost of repairing the damage from the Casualty, together with any loss of rentals or business interruption attributable to the period of time after Closing, exceeds the lesser of (a) Ten Million Dollars ($10,000,000), and (b) fifteen percent (15%) of the Allocated Purchase Price for such Asset, with respect to all Assets other than the Ventana Inn & Spa, or exceeds the lesser of (i) Five Million Dollars ($5,000,000), and (ii) fifteen percent (15%) of the Allocated Purchase Price for the Ventana Inn & Spa. Purchaser may elect to terminate this Agreement with respect to any Asset subject to Major Casualty proceedings (but not any other Asset under this Agreement or any Other Asset) by giving written notice of its election to Sellers not more than ten (10) Business Days after Purchaser receives notice of such

Casualty; Purchaser’s failure to give written notice to Sellers within such ten (10) Business Day period shall constitute Purchaser’s election to proceed to Closing with respect to such Asset. If Purchaser timely elects to terminate this Agreement with respect to an Asset as a result of a Major Casualty as provided in this Section 12.2, the Title Company shall return the Allocable Earnest Money for such Asset to Purchaser and neither Sellers nor Purchaser shall have any further rights or obligations under this Agreement with respect to such terminated Asset except for the obligations of the Parties as to such Asset which expressly survive termination of this Agreement, including, Purchaser’s obligations under Section 5.3 of this Agreement. Purchaser acknowledges and agrees that the foregoing provisions of this Section 12.2 are inapplicable to the fire damage at the Ventana Inn & Spa that occurred prior to the Effective Date and is the subject of the Ventana Renovation Work, and that the applicable Seller shall have the right to retain all insurance proceeds pertaining to such damage. Purchaser further acknowledges and agrees that the Sellers have advised Purchaser, and that this sentence shall constitute Seller’s notification pursuant to Section 12.3 below, of another fire that occurred at the Ventana Inn & Spa after the Effective Date.
12.3 Notification; Loss Determination. The applicable Seller shall notify Purchaser of any condemnation or casualty within three (3) Business Days after Seller obtains knowledge thereof, but in no event after the Closing Date for instances where Seller has notice of any condemnation or casualty before Closing. If the Closing Date is to occur during the notice periods contained in this Article XII, the Closing Date shall be deferred by the number of days from the date of Seller’s notice under this Section 12.3 of the Casualty or Condemnation to and including the date of Purchaser’s response notice (or failure thereof) under Section 12.1 or 12.2, as applicable. The amount of loss in the case of a dispute between Sellers and Purchaser as to whether such loss was “Major” shall be determined by a general contractor engaged in both new construction and major renovation projects in the location of the Asset, which general contractor has been jointly selected by a general contractor working in such location identified by Seller, and a general contractor working in such location identified by Purchaser, whose determination shall be binding upon the Parties. As used in this Article XII, “Proceeds” means the amount of all insurance proceeds, condemnation awards or other amounts that have been paid or may thereafter be payable to or for the account of Seller in connection with a taking or damage/destruction (including any amounts recoverable under any rent loss or business interruption policy to the extent applicable to periods after Closing) with respect to the Asset in question.
ARTICLE XIII
COVENANTS
     13.1 Covenants of the Sellers Prior to Closing Date. (a) During the period from the Effective Date to the Closing, Sellers shall direct the applicable Managers and Operating Lessee (and as and to the extent applicable under the Omni Lease, the Omni Lessee) to operate, maintain and repair the Assets substantially in accordance with (i) past practices by Seller, the applicable Managers and Operating Lessee (and, to the extent applicable under the Omni Lease, the Omni Lessee), and (ii) the applicable Management Agreements and Material Agreements.
     (b) Except as provided in Schedule 14.14 hereto, during the period from the Effective Date to the Closing, neither Sellers nor their Affiliates shall consent to the termination or amendment in any respect of any of the Ground Leases, and Seller shall not, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed (and which consent shall be deemed to be given if Purchaser fails to give written notice of its specific objections to any such document or information within five (5) Business Days following receipt of a written request for its consent) (i) amend or terminate in any respect any Material Agreement, any Assumed Management Agreement, any Assumed Beaver Creek East West Agreement or any Major Tenant Lease, (ii) enter into any Major Tenant Lease, (iii) permit the casualty or liability insurance for any Asset to be materially less favorable to Sellers than the Seller’s Insurance Policies, or (iv) except in the ordinary course and in connection with the Ventana Renovation Work and the Denver Renovation Work, permit the applicable Manager to remove any material amount of Personalty without replacing same. Sellers shall promptly following execution of any such amendment or termination, or execution of a new Tenant Lease cause the applicable fully executed documents to be posted on the “CrescentConnect” website. For purposes of this Agreement, the term “Major Tenant Lease shall mean a Tenant Lease covering more than 1,000 square feet of space in the applicable Asset. Prior to and at the Closing, Sellers shall use Commercially Reasonable Efforts to cooperate with Purchaser and Purchaser’s employees and representatives to assist in an orderly transition of the ownership of the Assets.
     (c) During the Inspection Period, Sellers shall use Commercially Reasonable Efforts to assist Purchaser (i) in obtaining Required Consents and estoppels from Tenants under Tenant Leases and the ground lessors under the Ground Leases, and (ii) such subordination, non-disturbance and attornment agreements and other documents (including from Tenants under Tenant Leases) as may be reasonably required by Purchaser’s lender. Notwithstanding anything herein contained to the contrary, the inability to obtain any such estoppel or consent shall not constitute a default by Seller hereunder or a failure of a Purchaser Condition except as otherwise expressly provided in this Agreement. To the extent that any matters as to which Seller has made a representation or warranty herein are encompassed within any such consent or estoppel, such representation or warranty shall no longer be effective and Purchaser shall have no rights against Seller in connection therewith to the extent covered by any such estoppel or consent.
     (d) On or prior to Closing, Sellers shall cause the Master Leases, the Management Agreements other than the Assumed Management Agreements and the Beaver Creek East West Agreements other than the Assumed Beaver Creek East West Management Agreements to be terminated and to pay any termination fees or payments due upon termination.
     (e) Sellers shall cure or cause to be deleted from the New Title Policies all Mandatory Seller Cure Items.
     (f) Prior to the end of the Inspection Period, the applicable Seller, at its sole cost and expense, shall cause the Denver Renovation Work to be substantially completed; provided, Purchaser acknowledges and agrees that, if Purchaser does not elect to terminate this Agreement and the Other Purchase and Sale Agreements prior to the expiration of the Inspection Period in accordance with Section 5.3(c) above, Purchaser shall be deemed to have accepted the Denver Renovation Work for all purposes.
     (g) On or before the Closing Date, the applicable Seller shall execute, and shall cause Protestant Episcopal Church Council of the Diocese of Texas and St. David’s Episcopal Church to execute, the First Amendment to Amended and Restated Parking Lease substantially in the form attached hereto as Exhibit O (the “St. David’s Parking Lease”).
     (h) From the Effective Date until such time as this Agreement is terminated, Seller agrees to deal solely with Purchaser in connection with the sale of the Assets and during such time Seller will not negotiate with, solicit or entertain offers from any third party with respect to the subject matter of this Agreement.
     (i) Intentionally Omitted.
     (j) Seller shall maintain in substantially the same insurance coverage with respect to the Property as it maintains on the Effective Date.

     (k) Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), make any modifications or alterations to the Assets other than in the ordinary course of business or as performed by a Manager as authorized pursuant to the applicable Management Agreement.
     (l) Promptly after the Effective Date, (i) Sellers will request that the respective Managers provide to Sellers copies of all Permits pertaining to each Asset; (ii) Sellers will request that the respective Managers provide to Sellers a schedule relating to each of the respective Assets listing all Personalty that is held by a Seller under a lease or installment sale contract with respect to which the payments thereunder amount to $10,000 or more per contract over the remaining life of such contract; and (iii) Sellers will use Commercially Reasonable Efforts to obtain from the respective Managers a schedule relating to each of the respective Assets setting forth in reasonable detail all claims made under all insurance policies applicable to such Asset during the past three (3) years (both property and liability) and the resolutions thereof. Promptly upon receipt of any of the foregoing items, the Sellers will promptly cause the same to be posted on the “CrescentConnect” website. In addition, Sellers will instruct the respective Managers to prepare and to deliver at Closing a schedule relating to each of the respective Assets listing all luggage, valises, trunks, parcels, laundry, valet packages and other property of guests checked or left in the care of the Asset by guests then or formerly in the hotel (excluding property left in personal safes located in guest rooms for use by guests).
     (m) The Sellers shall use Commercially Reasonable Efforts between the Effective Date and the Closing Date to assist Purchaser in obtaining such Permits as Purchaser reasonably deems necessary for the operation of the Assets.
     (n) With respect to all work performed or materials furnished prior to Closing by or on behalf of the Sellers which are or might become a lien against any Asset, either (i) the Sellers shall cause the costs pertaining thereto to be paid for at or prior to the Closing, or (ii) such costs shall be covered by an appropriate proration credit to Purchaser pursuant to the provisions of Article IX of this Agreement
     (o) Sellers cause their Affiliate to use Commercially Reasonable Efforts between the Execution Date and the Closing Date to obtain the final approval of its lender with respect to the Houston Declaration, in the form (with only minor changes) posted on the “CrescentConnect” website as of the Execution Date.
     (p) At or prior to Closing, Sellers shall cause to be executed and delivered to Purchaser estoppel certificates, in form and substance mutually agreeable to the Sellers and Purchaser, pertaining to the Denver Marriott and to the Park Hyatt Beaver Creek condominium association.
     (q) With respect to any Property Information described in Section 5.1 for which the Sellers are obligated only to deliver such materials as may be in the Sellers’ possession, the Sellers also covenant and agree to use Commercially Reasonable Efforts to request that the respective Managers promptly provide to Sellers copies of such materials as may be in the possession of the Managers, and if Sellers receive any such materials from the respective Managers, Sellers shall promptly provide the same to Purchaser by posted them on the “CrescentConnect” website.
     (r) Intentionally Omitted.
     (s) Between the Effective Date and the Closing Date, the Sellers shall:

          (i) Promptly advise Purchaser of any litigation or governmental proceeding to which any Seller becomes a party affecting the Property of which the Sellers receive written notice or otherwise have knowledge.
          (ii) Not create (or agree to create) any title exception or any covenant, restriction, easement or other encumbrance, exception or lien on or affecting the Property except as otherwise expressly permitted pursuant to this Agreement.
          (iii) Pay and perform its obligations (or, as applicable, cause its obligations to be performed) under the Ground Leases and the Condominium Declarations.
13.2 Intentionally Omitted.
13.3 Purchaser’s Employment Obligations. With respect to all Assets, Purchaser shall employ, or shall cause its managers or their Affiliates or designees to employ, such number of employees as are required to comply with Federal, State and local WARN Act requirements. Purchaser’s obligations under this Section 13.3 shall survive Closing.
13.4 Permits. Purchaser shall be responsible for preparing and filing all necessary applications, notices and other supporting documentation for obtaining the transfer of all Permits (to the extent transferable) or the issuance of new licenses and permits for the Asset and Sellers shall use Commercially Reasonable Efforts to cooperate with Purchaser in such efforts. Purchaser, at is sole cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Body and take such other actions necessary to effect the transfer of Permits or issuance of new licenses and permits, as of the Closing Date, to Purchaser, and Sellers shall use Commercially Reasonable Efforts to cooperate with Purchaser to cause the Permits to be transferred or new licenses and permits to be issued to Purchaser. The provisions of this Section 13.4 shall survive the Closing.
13.5 Nonrefundable Consideration. Contemporaneously with the execution and delivery of this Agreement, Purchaser has delivered to the Sellers and the Sellers hereby acknowledge the receipt of a check in the amount of $100.00 (“Independent Contract Consideration”), which amount the Parties bargained for and agreed to as consideration for Purchaser’s exclusive right to inspect and purchase the Property pursuant to this Agreement, and the Other Assets pursuant to the Other Purchase and Sale Agreements, and for the Sellers’ execution, delivery and performance of this Agreement and the Other Purchase and Sale Agreements. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and it is fully earned and shall be retained by the Sellers notwithstanding any other provision of this Agreement; provided, that if the transactions contemplated by this Agreement are consummated, the Independent Contract Consideration shall be applicable to the Purchase Price at Closing.
13.6 Net Worth. If Purchaser acquires any or all of the Assets pursuant to this Agreement and the Other Purchase and Sale Agreements, then Walton TCC Hotel Investors V, L.L.C. and each assignee Purchaser under Section 14.4 below shall collectively maintain, and shall cause any Purchaser Guarantor (as hereinafter defined), if required, to maintain, a collective Net Worth (as hereinafter defined) of at least $20,000,000 for a period of two (2) years from and after the Closing Date. If at any time during such two-year period Purchaser and such assignees fail to collectively comply with the foregoing covenant, Purchaser shall deliver to the Sellers a written agreement, reasonably satisfactory to the Sellers in form and substance, executed by a creditworthy Affiliate of Purchaser with a Net Worth of at least $20,000,000 (the “Purchaser Guarantor”), in which the Purchaser Guarantor guarantees the performance of all of Purchaser’s post-Closing obligations through the end of such two-year period. Within ten (10) days after written request from the Sellers from time to time (but not more frequently than quarterly), Purchaser shall deliver to the Sellers current financial statements (audited if available, or otherwise certified by Purchaser’s authorized representative to be true and correct in all material respects) for Walton TCC Hotel Investors V, L.L.C. and each assignee Purchaser under Section 14.4 below and for any Purchaser’s Guarantor, which statements shall at a minimum provide sufficient information to reflect the Net Worth of such Person, as applicable, as of the date of such statements. For the purposes of this Section 13.6, “Net Worth” means for any Person, as of any date, the amount equal to the sum of the total assets as reflected on the balance sheet of such Person (exclusive of unrealized appreciation in an amount that will not cause the equity value of an investment to be less than zero), plus, an amount equal to the unpaid capital obligations of the members of such Person (other than defaulting members), less total liabilities as reflected on the balance sheet of such Person. The provisions of this Section 13.4 shall survive the Closing for a period of two (2) years.
ARTICLE XIV
MISCELLANEOUS
14.1 Notices. Any notice provided or permitted to be given under this Agreement must be in writing and may be served by (a) depositing same in the United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to such Party (or to Guarantor, if applicable) via a hand delivery service, Federal Express or any other nationally recognized courier service that provides a return receipt showing the date of actual delivery of same to the addressee thereof, or (c) facsimile transmission with confirmation of receipt to the Party (or Guarantor, if applicable) sending same, if a copy is deposited in the United States Mail as provided in subparagraph (a) above. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. If a notice is received on a non-Business Day, receipt thereof shall be deemed to occur on the next Business Day. For purposes of notice, the addresses of the Parties and Guarantor shall be as set forth in Section 1.3 of this Agreement. A Party or Guarantor may change its address for notice under this Agreement by delivery of a written notice of such fact complying with the terms of this Agreement.
14.2 Governing Law. WITH RESPECT TO EACH ASSET, THIS AGREEMENT IS INTENDED TO BE PERFORMED IN THE STATE WHERE SUCH ASSET IS LOCATED, AND THE LAWS OF SUCH STATE SHALL GOVERN THE PROVISIONS OF THIS AGREEMENT WITH RESPECT TO THE INTEREST IN SUCH ASSET THAT IS TRANSFERRED OR CREATED BY THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT, BUT THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO THE CONFLICTS OF LAW RULES OF THE STATE OF TEXAS) SHALL OTHERWISE GOVERN THIS AGREEMENT. The Parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any Party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in (a) Dallas, Dallas County, Texas, or (b) with respect to any particular Asset, the state and county where such Asset is located (collectively, the “Approved Jurisdictions”). Each of the Parties hereto consents to the in personam jurisdiction of any state or federal court in the Approved Jurisdictions, and waives any objection to the venue of any such suit, action or proceeding. The Parties hereto recognize that courts other than the Approved Jurisdictions may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any Party hereto shall institute a proceeding involving this Agreement in a jurisdiction other than the Approved Jurisdictions, the Party instituting such proceeding shall indemnify any other Party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in the Approved Jurisdictions, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel. The provisions of this Section 14.2 shall survive the Closing and any termination of this Agreement.

14.3 Entirety and Amendments. This Agreement (and the Other Purchase Agreements for the Other Assets) embody the entire agreement between the Parties and supersedes all prior agreements and understandings, if any, relating to the transaction described herein, and may be amended or supplemented only by an instrument in writing executed by the Party against whom enforcement is sought.
14.4 Assignment. This Agreement may not be assigned in whole or in part by Purchaser without the prior written consent of the Sellers, which consent may be granted or withheld by the Sellers in their sole and absolute discretion, and any such assignment in violation of this Section 14.4 shall be void and of no effect. Notwithstanding the foregoing, however, Purchaser shall have the right (i) without Sellers’ consent to assign this Agreement to an Affiliate of Purchaser, but only if Purchaser executes and delivers to Sellers a written assignment and assumption agreement whereunder Purchaser acknowledges and agrees that it is not released from its obligations hereunder, (ii) with Seller’s consent, not to be unreasonably withheld, conditioned or delayed, to a assign the right to acquire a specific Asset to a third party purchaser thereof, in which case, Seller agrees that performance shall be granted under this Agreement directly to such third party purchaser (such that Purchaser shall not be made a part of the chain of title to such Asset) and the rights and obligations as to such Asset (other than the obligation to pay the Purchase Price, which shall be paid by or through Purchaser) shall inure also to and for the benefit of such third party purchaser. In the event of an assignment of this Agreement by Purchaser (including any assignment permitted by the preceding sentence of this Section 14.4), (a) subject to the limitations set forth in Section 9.4(f) above, Purchaser shall not be released from any liability or obligations hereunder, (b) Purchaser shall promptly deliver to the Sellers a copy of the instrument effecting such assignment, and (c) as a condition precedent to any assignment by Purchaser hereunder, Purchaser shall first have obtained all Required Consents with respect to the assignee and the applicable Asset or Other Asset. In addition, none of the representations, warranties, covenants, agreements or indemnities made by the Sellers in this Agreement or pursuant to the Closing Deliveries shall inure to the benefit of any Person that may, after the Closing Date, succeed to Purchaser’s interest in all or any part of the Property other than a permitted assignee of Purchaser under this Section 14.4. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Sellers and Purchaser and their respective heirs, personal representatives, successors and permitted assigns. The provisions of this Section 14.4 shall survive the Closing.
14.5 Headings. Headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.
14.6 Interpretation. The Parties acknowledge that each Party and its counsel have participated in the preparation and negotiation of this Agreement, and the Parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa, words in the masculine gender shall include the feminine and neuter genders and vice versa, “including” shall mean “including, without limitation,” and “notice” shall mean “written notice.”
14.7 Exhibits. All references to “Exhibits” contained hereunder are references to exhibits attached hereto, all of which are hereby made a part hereof for all purposes.
14.8 Time of Essence. It is expressly agreed by the Parties hereto that time is of the essence with respect to this Agreement and Closing hereunder.

14.9 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts and delivered by facsimile or pdf. If so executed and delivered, each of such counterparts, facsimiles and pdfs is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. The parties hereto agree to exchange originally executed copies of this Agreement within three (3) Business Days of the request of a Party hereto.
14.10 Business Days. All references to “Business Days” contained hereunder are references to normal working Business Days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays. In the event that any event hereunder is to occur, or a time period is to expire, on a date which is not a Business Day, such event shall occur or such time period shall expire on the next succeeding Business Day.
14.11 Third-Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
14.12 Publicity. Except as required by applicable Laws, neither Party will issue any press release or otherwise make any public statements about this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the other Party. The provisions of this Section 14.12 shall not survive Closing but shall survive any termination of this Agreement. The Confidential Information Exclusions shall apply and nothing in this Section shall prohibit Purchaser from disclosing information and materials to third parties in connection with Purchaser’s review and inspection of the Assets (including agreements binding thereon) and its financing of the purchase of the Assets contemplated by this Agreement, provided that any such disclosures are permitted by and made in accordance with Section 5.3(b) of this Agreement.
14.13 No Recordation of Agreement. In no event shall this Agreement or any memorandum hereof be recorded in the public records of any place in which all or any part of the Property is situated, and any such recordation or attempted recordation shall constitute a breach of this Agreement by the Party responsible for such recordation or attempted recordation.
14.14 Special Provisions. Attached hereto is Schedule 14.14, which contains additional provisions applicable to specific Assets.
14.15 Guaranty of Seller Matters. Subject to Board Approval and Section 8.1 and Article XI of this Agreement, and any defenses and offset right of Sellers, if any, with respect to same, Guarantor hereby guaranties to Purchaser the Seller Matters and Sellers’ proration obligations under Section 9.4 of this Agreement (as supplemented by Schedule 14.14 attached hereto) with respect to each Asset Sellers have conveyed to Purchaser under this Agreement from and after the Closing of such purchase and sale hereunder.
14.16 No Waiver. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any of such provisions, or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
14.17 Waiver of Trial by Jury. NEITHER SELLER NOR PURCHASER SHALL HAVE THE RIGHT TO SEEK A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND EACH WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE TERMS OF THIS AGREEMENT

OR ANY CLOSING DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.
14.18 Binding Effect. This Agreement does not constitute an offer to sell and shall not bind Seller or Purchaser unless and until (a) both Parties shall have executed and delivered to each other an executed original counterpart hereof, and (b) in the case of the Sellers, Board approval has been obtained in accordance with Section 2.3 of this Agreement. Notwithstanding the foregoing, the provisions contained in Section 5.3 and in the last sentence of Section 2.3 of this Agreement shall be valid and binding on the Parties as of the Effective Date; provided, that if Board Approval is not obtained, the foregoing provisions will automatically terminate except for the Purchaser’s indemnity obligations under Section 5.3(a) which will survive such termination.
14.19 Using Commercially Reasonably Efforts Through the Closing Date. As to any matter as to which a Party has an obligation under this Agreement to use Commercially Reasonable Efforts, such obligation to use such Commercially Reasonable Efforts shall continue at all times through the Closing Date (and, if this Agreement expressly provides that such obligation extends beyond the Closing Date, then beyond the Closing Date).
14.20 Obligations under Ventana Sales Contract. Notwithstanding anything to the contrary in this Agreement, Purchaser agrees that, if Purchaser acquires title to the Ventana Inn & Spa at the Closing pursuant to the terms of this Agreement, Purchaser shall assume and fulfill any surviving obligations of the Ventana Seller to Save The Redwoods League (“STRL”) under that certain sales contract dated September 16, 2004 (the “Ventana Sales Contract”) pursuant to which the Ventana Seller conveyed to STRL certain land adjacent to the Ventana Inn & Spa. The foregoing obligations of Purchaser under this Section 14.20 shall survive the Closing. The Ventana Seller covenants and agrees that, prior to the Closing Date, it shall not take any action with respect to the matters addressed in the Ventana Sales Contract without Purchaser’s prior approval, which approval shall not be unreasonably withheld.
14.21 Effectiveness of Representations, Warranties and Covenants in Schedule 14.14. The Parties acknowledge that, although the Effective Date of this Agreement is March 5, 2007 (the same as the Effective Date of the Original Agreement), this Agreement actually is being executed by the Parties on or about March 23, 2007 (the “Execution Date”), and that Schedule 14.14 attached hereto includes certain representations, warranties and covenants of the Omni Austin Seller that did not appear in the Original Agreement. Accordingly, the Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, (a) the representations and warranties of the Omni Austin Seller with respect to the Austin Centre office tower shall be deemed to have been given as of the Execution Date rather than the Effective Date, and (b) the covenants of the Omni Austin Seller with respect to the Austin Centre office tower shall be effective and binding upon the Omni Austin Seller as of the Execution Date rather than the Effective Date.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGES FOLLOW.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date (subject to the provisions of Section 2.3 and Section 14.18 hereof).

SELLERS:

CRESCENT REAL ESTATE FUNDING VIII, L.P., a
Delaware limited partnership

By:	CRE Management VIII, LLC, a Delaware
limited liability company, its general partner

	By:	Crescent Real Estate Equities, Ltd., a
Delaware corporation, its manager

		By:	/s/ Christopher T. Porter
		Name:	Christopher T. Porter
		Title:	Senior Vice President & Treasurer

CRESCENT 707 17th STREET, LLC, a Delaware
limited liability company

By:	Crescent Real Estate Equities, Ltd., a
Delaware corporation, its manager

	By:	/s/ Christopher T. Porter

	Name:	Christopher T. Porter
	Title:	Senior Vice President & Treasurer

CRESCENT REAL ESTATE FUNDING XII, L.P., a
Delaware limited partnership

By:	CRE Management XII, LLC, a Delaware
limited liability company, its general partner

	By:	Crescent Real Estate Equities, Ltd., a
Delaware corporation, its manager

		By:	/s/ Christopher T. Porter
		Name:	Christopher T. Porter
		Title:	Senior Vice President & Treasurer
Signature Page 1

Solely for the purpose of Sections 11.6, 11.7, 11.8 and
14.15 and the matters referenced therein:

GUARANTOR:

CRESCENT REAL ESTATE EQUITIES LIMITED
PARTNERSHIP,
a Delaware limited partnership

By:	Crescent Real Estate Equities, Ltd.,
a Delaware corporation, its general partner

	By:	/s/ Christopher T. Porter
	Name:	Christopher T. Porter
	Title:	Senior Vice President & Treasurer
Signature Page 2

PURCHASER:

WALTON TCC HOTEL INVESTORS V, L.L.C., a
Delaware limited liability company

By:	/s/ Justin Leonard
Name:	Justin Leonard
Title:	Authorized Signatory
Dated:	As of 3/23/07 3/26/07
Signature Page 3

RECEIPT OF EARNEST MONEY DEPOSIT
AND AGREEMENT OF TITLE COMPANY
     The Title Company hereby acknowledges the receipt of one (1) fully signed and executed copy of this Agreement and the Earnest Money of $6,700,000.00. Upon receipt, the Title Company agrees to hold the Earnest Money in escrow as escrow agent and to dispose of the Earnest Money in strict accordance with the terms and provisions of this Agreement.

FIDELITY NATIONAL TITLE INSURANCE
COMPANY

Name:	/s/ Pat Noska
Title:	Vice President

Dated:

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Amended and Restated
Purchase and Sale Agreement
Schedule and Exhibit Index

Schedule 4.2	Earnest Money Allocations
Schedule 6.5	Operating Agreements
Schedule 6.6	Tenant Leases
Schedule 6.6(A)	Rent Roll
Schedule 6.7	Personalty
Schedule 6.8	Litigation
Schedule 6.10	Brokers
Schedule 6.14	Insurance
Schedule 6.25	Environmental Matters
Schedule 14.14	Asset-Specific Provisions
Exhibit A	Property Description
Exhibit B	Permitted Exceptions
Exhibit C	Assignment and Assumption of Leases
Exhibit D	Blanket Conveyance, Bill of Sale and Assignment
Exhibit E	Non-Foreign Affidavit
Exhibit F	Assets; Purchase Price Allocations; Management Agreements
Exhibit G	Intentionally Omitted
Exhibit H	Material Agreements
Exhibit I	Intentionally Omitted
Exhibit J	Beaver Creek East West Agreements
Exhibit K	Assignment and Assumption Agreement
Exhibit L	Leasing Parameters
Exhibit M	Form of Tenant Estoppel Certificate (Austin Centre)
Exhibit N	Seller Certificate
Exhibit O	St. David’s Parking Lease
Pursuant to Regulation S-K Item 601(b)(2), the Registrant by this filing agrees, upon request, to furnish to the Securities and Exchange Commission a copy of a copy of any omitted schedule or exhibit.

REINSTATEMENT OF AND AMENDMENT TO AMENDED AND
RESTATED PURCHASE AND SALE AGREEMENT
     THIS REINSTATEMENT OF AND AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “First Amendment”) is made and entered into effective as of April 6, 2007 (the “First Amendment Effective Date”), by and among Crescent Real Estate Funding VIII, L.P., a Delaware limited partnership, Crescent 707 17th Street, LLC, a Delaware limited liability company, and Crescent Real Estate Funding XII, L.P., a Delaware limited partnership (collectively, “Seller”) and Walton TCC Hotel Investors V, L.L.C., a Delaware limited liability company (“Purchaser”).
     WHEREAS, Seller and Purchaser entered into that certain Amended and Restated Purchase and Sale Agreement (the “Agreement”), executed on or about March 23, 2007 but dated effective as of March 5, 2007, pursuant to which the Seller agreed to sell and Purchaser agreed to purchase, subject to the terms and conditions set forth therein, (a) the hotel and related facilities known as the “Park Hyatt Beaver Creek” (herein so called) in Beaver Creek, Colorado; (b) the hotel and related facilities known as the “Ventana Inn & Spa” (herein so called) in Big Sur, California; (c) the hotel and related facilities known as the Denver Marriott City Center in Denver, Colorado (the “Denver Marriott”); (d) the “Omni Austin” (herein so called) which includes (i) the hotel and related facilities known as the Omni Austin Hotel Downtown, and (ii) the office building and related facilities known as the Austin Centre office tower; and (e) other related interests pertaining to each of the foregoing Assets, all as more particularly described in the Agreement;
     WHEREAS, pursuant to that certain letter (the “Termination Notice”) dated April 2, 2007, from Purchaser to Seller, Purchaser provided Seller with notice of termination of the Agreement and the Agreement was thereby terminated; and
     WHEREAS, Seller and Purchaser have agreed to reinstate and amend the Agreement as set forth in this First Amendment.
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Purchaser hereby agree as follows:
1. Defined Terms. Terms with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
2. Reinstatement. Upon execution of this First Amendment by Seller and Purchaser, the Agreement shall be reinstated and placed in full force and effect between the parties on the same terms and conditions as if the Termination Notice were not sent, except as amended by this First Amendment.
3. Purchase Price. The Purchase Price shall be changed from “An aggregate amount equal to $410,500,000.00” to “An aggregate amount equal to $405,500,000.00,” with the allocated amount to the Omni Austin Hotel on Exhibit F being changed from “$77,000,000.00” to “$72,000,000.00”.
4. Intellectual Property. Section 2.1(i) of the Agreement is hereby amended to provide in its entirety as follows:
          (i) Without warranty (except as expressly provided otherwise in this Agreement), all of the applicable right, title and interest of Crescent Real Estate Equities Limited Partnership in the following trade names and trade marks: “Allegria Spa” and “Ventana Inn & Spa” (collectively, the “Intellectual Property”); and

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5.	Additional Seller Closing Deliveries.
     a. Section 9.2(a) of the Agreement is hereby amended to provide that at Closing the applicable Seller shall additionally deliver or cause to be delivered to the Title Company for delivery to Purchaser the following: (a) an Assignment to the appropriate Purchaser entity pertaining to the Intellectual Property, duly executed in the form attached hereto as Exhibit A and made a part hereof for all purposes (the “Intellectual Property Assignment”); (b) proportionate assignments of the lessee’s interests pertaining to each of the Subterranean Lease and the Plettner Lease, each in form substantially similar to the form delivered to the applicable Seller upon its acquisition of the Denver Marriott but with appropriate revisions to reflect the proportionate ownership (collectively, the “Ground Lease Assignments”), provided, that Seller shall not be required to provide to Purchaser any landlord consents pertaining to the Ground Lease Assignments, and (c) so long as the Manager for the Park Hyatt Beaver Creek has approved such assignment or Purchaser has agreed to indemnify Seller and such lessor and lessee against any loss, liability or damage arising from or in connection with the failure to obtain such Manager’s consent to such assignment, an assignment without recourse, representation or warranty of all of the right, title and interest of the lessor and lessee under the Lease of Allegria Spa Park Hyatt Beaver Creek dated effective July 1, 1998 (the “Spa Operating Lease”), and including Purchaser’s assumption of all obligations and duties of lessor and lessee under the Spa Operating Lease arising from and after the Closing Date and Purchaser’s indemnity of lessor and lessee with respect to any loss, liability or damage arising from and after the Closing Date under or in connection with the Spa Operating Lease (the “Spa Operating Lease Assignment”). The Intellectual Property Assignment, the Ground Lease Assignments and (if applicable) the Spa Operating Lease Assignment shall be included for all purposes as additional “Seller Closing Deliveries” under the Agreement. With respect to the Intellectual Property Assignment, (i) Purchaser acknowledges that the form of Intellectual Property Assignment attached hereto includes an assignment of the trade name / trade mark “Allegria Spa” which is currently in use at both the Ventana Inn & Spa and the Park Hyatt Beaver Creek, and (ii) Purchaser agrees that in the event the Ventana Inn & Spa and the Park Hyatt Beaver Creek are acquired by separate buyers as a result of any permitted assignment by Purchaser of its interests in and to the Agreement pursuant to Section 14.4 thereof, such trade name / trade mark shall be assigned to the buyer of the Park Hyatt Beaver Creek. Section 13.1 of the Agreement is hereby amended to add the following section: Hyatt Consent to Assignment of Spa Operating Lease. Seller shall use Commercially Reasonable Efforts to assist Purchaser in Purchaser’s efforts to obtain Hyatt’s consent to the assignment of the lessor and lessee’s interest under the Spa Operating Lease to Purchaser at Closing.
     b. The Ventana Inn & Spa Seller agrees to use Commercially Reasonable Efforts to cause the Manager for the Ventana Inn & Spa to cause Delaware Sonoma Management Corp. I (the “Ventana Liquor Licensee”) to assign its liquor license for the Ventana Inn & Spa to Purchaser at Closing and, if necessary, to execute such additional documents as are reasonable and customary to permit Purchaser to use such liquor license until the assignment becomes effective, all without cost or risk to the Ventana Liquor Licensee or Seller and including an indemnity by Purchaser of the Ventana Liquor Licensee and Seller with respect to any loss, liability or damage arising from and after the Closing Date in connection with such documents and arrangements and, if necessary, an escrow agreement with respect to such documents and issues (collectively, the “Ventana Liquor License Documents”). Notwithstanding the foregoing, Seller and Purchaser agree that to the extent California law requires that separate consideration be paid for the liquor license or liquor inventory for Ventana Inn & Spa, such consideration will be deducted from the Allocated Purchase Price for the Ventana Inn & Spa and be paid as consideration for such matters, and Purchaser shall have no obligation to compensate Ventana Liquor Licensee for the transfer of the liquor license or liquor inventory for the Ventana Inn & Spa other than the amount deducted from the Allocated Purchase Price which Purchaser shall pay as directed by the Ventana Liquor Licensee and as may be required by California law.

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6. Additional Purchaser Closing Deliveries. Section 9.2(b) of the Agreement is hereby amended to provide that at the Closing, Purchaser shall additionally deliver to the Title Company, for delivery to the Seller the following: (a) the Intellectual Property Assignment, duly executed by Purchaser, (b) the Ground Lease Assignments, (c) if applicable, the Spa Operating Lease Assignment and (d) if applicable, the Ventana Liquor License Documents, each duly executed by Purchaser. The Intellectual Property Assignment, the Ground Lease Assignments and the Ventana Liquor License Documents shall be included for all purposes as additional “Purchaser Closing Deliveries” under the Agreement.
7. Seller’s Affidavit. Section 9.2(a)(xii) of the Agreement is hereby amended to provide in its entirety as follows:
          (xii) Seller’s Affidavit for each Asset, duly executed by the applicable Seller, each in the form attached hereto as Exhibit P and made a part hereof for all purposes, which form has been approved by the Title Company.
In connection with the foregoing amendment to Section 9.2(a)(xii) of the Agreement, the Agreement is hereby further amended to include for all purposes as Exhibit P thereto the form attached to this First Amendment as Exhibit P and made a part hereof.
8. Required Consents; Tower House Rental Agreement. The definition set forth below, contained in Section 1.1 of the Agreement, is hereby amended to provide in its entirety as follows:
1.1.49	Required Consents: The consent of (a) the Lender to the Existing Debt Assumption Agreement, (b) the Manager under each Assumed Management Agreement to the Management Assumption Agreement with respect to its Management Agreement, (c) the applicable East West entity under each Assumed Beaver Creek East West Agreement, to the extent the consent of such East West entity is required by the terms of such underlying agreement to the assignment of such underlying agreement to Purchaser by Seller, (d) the applicable third party under each Material Agreement, to the extent the consent of such third party is required by the terms of such Material Agreement to the assignment of such Material Agreement to Purchaser by Seller; and (e) the ground lessor under the Perry Lease (as defined in Section 1.1.26 above and described in Exhibit F). Notwithstanding the foregoing, the Parties agree that the consent of Paul Vishny, Trustee of the Howard R. Conant, Jr. No. 1 Trust, or its successors or assigns (the “Tower House Owner”) to the assignment to and assumption by Purchaser of the Tower House Rental and Management Agreement (as the same is identified in Exhibit H attached to this Agreement) shall not constitute a “Required Consent” hereunder.
In addition, Section 13.1 of the Agreement shall be deemed for all purposes to include the following provisions of this Paragraph 7 with respect to the Tower House Rental and Management Agreement: Following delivery to Seller by Purchaser of the required information regarding Purchaser’s proposed manager for the Ventana Inn & Spa, Seller shall use Commercially Reasonable Efforts until the Closing Date to obtain the consent of the Tower House Owner to the assignment to and assumption of the Tower House Rental and Management Agreement by Purchaser’s proposed manager for the Ventana Inn & Spa.
9. Minibar Service Agreement; Material Agreements. Exhibit H of the Agreement is hereby amended to delete therefrom the reference to the “Minibar Service Agreement” with respect to the Park Hyatt Beaver Creek.

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10. Denver Marriott Management. The Parties agree that (i) the Basic Incentive Fee payable to the Manager under the Denver Marriott Management Agreement for the year of Closing shall be prorated at Closing pursuant to Section 9.4(c) of the Agreement by giving a credit to Purchaser in the amount of twenty percent (20%) of all Net Operating Income (as defined in the Denver Marriott Management Agreement) from the beginning of fiscal year 2007 to the Closing Date, and (ii) no proration shall be made of any “deferred owner’s distribution” or similar deferred payment amount that is due from Marriott to the owner of the Asset under the Denver Marriott Management Agreement, the same shall be assigned to Purchaser at Closing and Purchaser shall have the full right and authority to collect the same from the Denver Marriott Manager.
11. Denver Marriott Declaration and Other Denver Marriott Matters. The following section is hereby added to Section 13.1 of the Agreement: Amendments to Denver Condominium Documents and Other Matters. Seller shall use Commercially Reasonable Efforts to cause the Condominium Declaration recorded July 31, 1981, in Book 2422 at Page 558, in the official records of the City and County of Denver, Colorado (the “Denver Condo Documents”) to be amended (a) to provide that in the event the owner of the Hotel Unit requests that a capital expenditure be made and the owner of the Office Unit disagrees that such capital expenditure is necessary, or the owner of the Hotel Unit disagrees with a proposed capital expenditure which is expected to cost in excess of $100,000, the dispute resolution procedures set forth in Section 28 of the Denver Condo Documents shall be applicable to resolution of such dispute, and (b) to prohibit the leasing of the applicable portion of the first floor retail space in violation of Section 3.04(C) of the Denver Marriott Management Agreement so long as the Denver Marriott Management Agreement is in effect, including the necessary lender consents to such amendments (it being understood and agreed, however, that the Permitted Use (as hereinafter defined) shall not be a violation of such provision). In the event Seller is unable to obtain the necessary consents to the amendment described in subsection (b) of the immediately preceding sentence by Closing, and the owner of the applicable portion of the first floor retail space to be restricted is Seller or an Affiliate of Seller, at Closing Seller shall cause the owner of such applicable portion of the first floor retail space so restricted to execute and deliver to Purchaser at Closing a side letter (which shall not be recorded and shall not bind future owners of such property) agreeing not to permit leasing of such first floor retail space in violation of Section 3.04(c) (it being understood and agreed, however, that use of such space as a Permitted Use will not be a violation of such provision) so long as such Management Agreement is in effect, and which side letter shall constitute an additional Seller Closing Delivery under the Agreement. For purposes hereof, “Permitted Use” means use of such space for its existing use as a “sundry” shop or any similar use even if such use includes the sale of coffee, other drinks and beverages, packaged foods and some foods prepared on-site such as hot dogs, nachos, etc., the same or similar to the foods currently prepared in this space occupied by Russells). Additionally, at Closing Seller shall cause the director on the condominium board created by the Denver Condo Documents and attributable to the Hotel Unit to resign. The amendment of the Denver Condo Documents described in this Section shall not constitute a condition to Closing or a breach or default on the part of Seller or Purchaser.
12. Park Hyatt Beaver Creek Deferred Incentive Management Fee and the Payment to Hyatt Upon Certain Sale. The Parties acknowledge that (a) the incentive management fees are paid periodically as provided in the Park Hyatt Beaver Creek Management Agreement, with a year end true-up of these incentive management fees, (b) there are no incentive management fees due or owing under the Park Hyatt Beaver Creek Management Agreement other than these incentive fees for the current fiscal year, subject to the annual year end true-up, and (c) Seller and Purchaser shall prorate as a year-end true-up under Section 9.4 of the Agreement incentive management fees paid and allocable to the periods in 2007 before and after the Closing Date and such incentive management fees shall not be prorated at Closing. As required by Sections 1.2 and 9.3 of the Agreement, Seller shall pay to the Park Hyatt Beaver Creek Manager the “Payment to Hyatt Upon Certain Sale” required by Section 4.5 of such Management Agreement with respect to the sale of the Park Hyatt Beaver Creek to Purchaser pursuant to this Agreement.

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13. Park Hyatt Beaver Creek East West Agreements. This First Amendment constitutes Purchaser’s notice to Seller that it has elected not to assume the Commercial Space Management Agreement, the Spa Management Agreement or the Consulting Agreement listed on Exhibit J to the Agreement. Purchaser and Seller acknowledge Seller’s obligations under Section 13.1 of the Agreement to cause the Commercial Space Management Agreement, the Spa Management Agreement and the Consulting Agreement to be terminated at or prior to Closing and Seller’s obligation to pay any fees, costs or expenses in connection with such termination as required by Section 1.2 of the Agreement.
14. Ventana Inn & Spa/ Tower House Sale. The following Seller representation and warranty is hereby added to Article VI of the Agreement: Ventana/ Tower House Sale. Seller did not convey to Paul Vishny, as Trustee of the HRC, Jr. No. 1 Trust, fee title to any land under any of the hotel rooms (excluding the Tower House, to the extent it constitutes a “hotel room”), the front office building, the spa building, the restaurant building or the administrative/ office building at Ventana Inn & Spa or the land that provides access from Highway 1 to the foregoing improvements.
15. Ventana Inn & Spa Fire and Insurance Proceeds. The following section is hereby added to Section 13.1 of the Agreement: Cooperation With Respect to Ventana Fire. As to the fire that occurred at the Ventana Inn & Spa after the Effective Date, Seller agrees to use Commercially Reasonable Efforts to cooperate with Purchaser in attempting to obtain the required building permits and in settling any insurance claim associated with such fire.
16. Ventana Inn & Spa Fee in Lieu of. Section 9.4 of the Agreement is hereby amended to confirm that Seller shall retain liability, if any, for the amount required to fully pay the fee in lieu of correction amount owing to the California Coastal Commission, but not to exceed $56,043, which proration obligation shall survive Closing for two (2) years.
17. St. David’s Parking Lease. Section 13. 1(g) of the Agreement is hereby amended to provide in its entirety as follows: “On or before the Closing Date, the applicable Seller shall (i) execute, and shall cause the Protestant Episcopal Church Council of the Diocese of Texas and St. David’s Episcopal Church (collectively, “St. David Landlord”) to execute, the First Amendment to Amended and Restated Parking Lease substantially in the form attached hereto as Exhibit O (the “St. David’s Parking Lease”), (ii) execute, and shall cause the St. David Landlord to execute, a letter agreement, dated on or after March 28, 2007, acknowledging and confirming that Seller has exercised one of its three renewal options provided in the St. David’s Parking Lease and has two additional renewal options remaining thereunder, and (iii) use Commercially Reasonable Efforts to assist Purchaser in obtaining an estoppel letter from the St. David Landlord and a subordination, nondisturbance, and attornment agreement from the mortgagee(s) of the St. David Landlord’s fee interest in favor of the tenant under the St. David’s Parking Lease and Purchaser as to the property that is the subject of the St. David’s Parking Lease.
18. Omni Austin Condominium Documents and Surveys. The Parties acknowledge that prior to the Effective Date and on behalf of the Omni Austin Seller, the law firm of Brown McCarroll, L.L.P. prepared certain legal documents contemplating the establishment of a condominium regime for the Omni Austin (collectively, the “Condominium Documents”), and that certain surveyors prepared surveys relating thereto (collectively, the “Condominium Surveys”). After the Closing Date, if Purchaser (or a permitted Purchaser assignee under Section 14.4 of the Agreement which acquires the Omni Austin) desires to engage Brown McCarroll, L.L.P. in connection with the Condominium Documents, Seller will agree to waive the conflict regarding Brown McCarroll, L.L.P., provided Purchaser (or the permitted Purchaser assignee, as applicable) agrees in writing that (a) if a dispute arises between Seller or their respective Affiliates, and Purchaser or such permitted Purchaser assignee or their respective Affiliates, under this Agreement or any Other Purchase and Sale Agreement or otherwise, or (b) if Seller or their

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respective Affiliates is ever involved in a dispute regarding Omni Austin or any Other Asset, then (i) Brown McCarroll, L.L.P. will not be disqualified from representing Seller and their Affiliates in any such matter by virtue of such law firm’s representation of Purchaser or such permitted Purchaser assignee or their Affiliates, and (ii) Seller, their Affiliates and Brown McCarroll, L.L.P. may be adverse to Purchaser and such permitted Purchaser assignee and their respective Affiliates in any dispute or litigation. Purchaser acknowledges that Brown McCarroll, L.L.P. cannot prospectively agree to represent Purchaser or any such permitted Purchaser assignee with respect to the Condominium Documents at any future date because of the possibility that other conflicts may arise. In addition, Seller agrees to transfer at Closing to Purchaser or any such permitted Purchaser assignee all of Seller’s rights in the Condominium Surveys, to the extent assignable without additional cost to Seller. Seller represents that all fees due to Brown McCarroll, L.L.P and the surveyor performing the Condominium Surveys have been fully paid for the performance of such work. If Purchaser or any such permitted Purchaser assignee desires to obtain any additional rights with respect to the Condominium Surveys, Purchaser or any such permitted Purchaser assignee shall address the same directly with the surveyors.
19. Estoppel Certificates. Notwithstanding anything set forth in the Agreement, the obligations of Seller to use Commercially Reasonable Efforts to obtain estoppel certificates and/ or SNDA’s or similar agreements shall be limited as follows: (a) Seller shall have no obligation to deliver an estoppel certificate, SNDA or similar agreement by or on behalf of the lessor or lessee under the Spa Operating Lease, (b) Seller shall have no obligation to present any estoppel for execution by a governmental or quasi-governmental entity if Seller in good faith believes that presentation of such estoppel would be likely to cause or trigger a re-analysis or investigation of the Asset’s compliance with laws, rules, regulations or policies, (c) Seller shall have no obligation to sign an estoppel in its capacity as owner of the Asset, but will sign appropriate estoppels in its capacity as owner of other real property, manager under a Declaration or condominium association or similar other capacity, and (d) neither Seller nor any Affiliate of Seller shall be required to sign any estoppel with a scope in excess of the matters commonly included in similar estoppels in the marketplace, or forms previously executed by such Seller or Affiliate with respect to the underlying agreement or document that is the subject of the estoppel.
20.	Certain Omni Lease Issues.
a. Additional Seller Representation. Article VI is hereby amended to add the following section: Modifications of Omni Lease. Seller has not taken any action or refrained from taking any action which has resulted in a material modification of the Omni Lease.
b. Omni Lease Claims. Section 13.1 of the Agreement is hereby amended to add the following section: Omni Lease Claims. Seller agrees that from and after the Closing Date it shall not assert in any litigation any claim against the Omni Lessee except as a defense to or counterclaim with respect to any claim asserted by the Omni Lessee or its successor under the Omni Lease or their respective Affiliates (i) against Seller or any of Seller’s Affiliates or (ii) with respect to any claim made against a third party which is indemnified by Seller or a Seller Affiliate.
21. Water Penetration/ Infiltration at the Omni Austin. Purchaser is aware of and has conducted investigations and reviewed correspondence and other reports regarding water penetration and/or infiltration and/or mold at the Austin Omni (collectively, the “Water Infiltration Matters”). PURCHASER ACKNOWLEDGES THE EXISTENCE OF THE WATER INFILTRATION MATTERS AND ACCEPTS RESPONSIBILITY FOR ONGOING AND FUTURE MAINTENANCE, REPAIRS, RESTORATION, REMEDIATION AND OTHER CLAIMS OR ACTIVITIES (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BELOW IN THIS SECTION 21) RELATING TO THE WATER INFILTRATION MATTERS AND TO THE AUSTIN OMNI THAT ARE NECESSARY TO SATISFY THE OMNI LESSEE OR APPLICABLE GOVERNMENTAL OR QUASI

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GOVERNMENTAL AUTHORITIES WITH RESPECT THERETO. PURCHASER FURTHER AGREES THAT SELLER SHALL HAVE NO LIABILITY TO PURCHASER FOR, AND RELEASES, AND AGREES TO DEFEND AND INDEMNIFY SELLER FOR, ANY LIABILITY TO OMNI LESSEE OR ANY SUCCESSOR THERETO UNDER THE OMNI LEASE OR THEIR RESPECTIVE AFFILIATES RELATING TO THE WATER INFILTRATION MATTERS. The foregoing obligation of Purchaser under this Section 20 shall survive the Closing. Seller and Purchaser acknowledge and agree that neither Party shall be required by the terms of this Agreement to indemnify the other under this Agreement with respect to any claims for damages that maybe be asserted by or on behalf of any third party other than the Omni Lessee or any successor thereto under the Omni Lease or their respective Affiliates. In that regard, the term “Excluded Claims” as defined in Section 6.31 of the Agreement shall not include any claim or demand brought by the Omni Lessee or any predecessor or successor thereto under the Omni Lease or their respective Affiliates. Notwithstanding anything set forth in this Second Amendment or the Agreement to the contrary, Walton TCC Hotel Investors V, L.L.C., shall have no personal liability for Purchaser’s indemnification of Seller with respect to any claims for damages covered by this Section 21 so long as the successor Purchaser with respect to the Austin Omni is liable for such matters and such successor Purchaser has a net worth in excess of $30,000,000 less any claims paid under the foregoing indemnity.
22. Acceptance of the Property. By execution of this First Amendment, Purchaser acknowledges and agrees that (a) Purchaser has elected not to terminate the Agreement prior to expiration of the Inspection Period, and hereby waives its right to do so; (b) from and after the First Amendment Effective Date, the Earnest Money shall payable to either Purchaser or Seller in accordance with the Agreement without regard to Purchaser’s right to request a refund thereof under Section 5.3(c): and (c) as provided in Section 5.3(d) of the Agreement, Purchaser has determined that the Property is satisfactory and feasible for its intended use and has accepted title to the Property subject only to the Permitted Exceptions and on an “AS IS” basis as described in Section 6.31 of the Agreement, except for the Seller Matters.
23. Seller’s Indemnity. Section 11.4 of the Agreement is hereby amended to provide in its entirety as follows: Subject to the terms and conditions of the Agreement, Seller agrees to indemnify, hold harmless and defend Purchaser from and against any loss, liability or damage suffered or incurred by Purchaser and arising from or in connection with (a) any material breach or default by the Seller with respect to any Seller Matter which is not waived or deemed waived by Purchaser under this Agreement at or prior to Closing, (b) any claim raised or action filed by the Fairmont Sonoma Mission Inn & Spa Manager under Section 16.13 of the Fairmont Sonoma Mission Inn & Spa Management Agreement with respect to the transfer of Fairmont Sonoma Mission Inn & Spa from the applicable Seller to Purchaser under this Agreement, (c) any amounts owed by Sellers under Section 9.8, (d) any claim raised under the pending litigation disclosed on Schedule 6.8 attached to the Agreement or any litigation arising out of the fire at the Ventana Inn & Spa which occurred after the Effective Date but excluding, in any event, the litigation with respect to the Omni Austin filed by HCD Austin Corporation as Claimant (it being agreed that Seller’s obligations with respect to claims described in and covered by this subsection (d) shall not be subject to the Minimum Amount limitation set forth in Section 11.3 of the Agreement), and (e) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, arbitration, assessment or judgment incident to any of the matters indemnified against by Sellers in this Section 11.4. (collectively, the “Seller’s Indemnity Obligations”). Sellers understand and agree that the foregoing indemnity includes an indemnification for certain claims arising from the indemnitee’s negligence, as and to the extent provided herein. Notwithstanding anything set forth in this Agreement, in any Seller Closing Deliveries or otherwise, Sellers shall not have any liability or obligation with respect to any Seller’s Indemnity Obligations unless prior to the end of the Survival Period (or, with respect to any claim raised or action filed by the Fairmont Sonoma Mission Inn & Spa Manager as referenced in subparagraph (b) above or with respect to the litigation referenced in subparagraph (d) above, prior to the end of the two-year period following the Closing Date) Purchaser notifies the Sellers in writing setting forth specifically and in reasonable detail

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the claim being made with respect to the Seller’s Indemnity Obligations and reasonable and appropriate backup information. All liability or obligation of the Sellers with respect to any Seller’s Indemnity Obligation shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to the Sellers as contemplated herein on or prior to the end of the Survival Period (or, with respect to any claim raised or action filed by the Fairmont Sonoma Mission Inn & Spa Manager as referenced in subparagraph (b) above or with respect to the litigation referenced in subparagraph (d) above, prior to the end of the two-year period following the Closing Date). This Section 11.4 shall survive Closing for the Survival Period (or, with respect to any claim raised or action filed by the Fairmont Sonoma Mission Inn & Spa Manager as referenced in subparagraph (b) above or with respect to the litigation referenced in subparagraph (d) above for the two-year period following the Closing Date).
24. Schedule 6.3. The Agreement is hereby amended to include for all purposes as Schedule 6.3 thereto the schedule attached to this First Amendment as Schedule 6.3 and made a part hereof.
25. Schedule 6.5. The Agreement is hereby amended (a) to delete therefrom Schedule 6.5; and (b) to substitute for all purposes as Schedule 6.5 thereto the revised schedule attached to this First Amendment as Schedule 6.5 and made a part hereof.
26. Real Estate Taxes. The Agreement is hereby amended to delete the following sentence from Section 9.4(c) thereof: “The Sellers shall be responsible for the payment of all real estate taxes pertaining to the properties adjacent to the Omni Austin that are owned by the applicable Seller or its Affiliate.”
27. Existing Debt. For purposes of Section 1.1.49 (as amended hereby) and Section 10.5(e) of the Agreement, where ever the phase “the Lender consent to the Existing Debt Assumption Agreement” or words of similar meaning appear, it means and includes the Lender’s consent to an Existing Debt Assumption Agreement that meets the requirements of Section 5.4(a) of the Fairmont Sonoma Mission Inn & Spa Contract as amended by the Second Amendment thereto.
28. Houston Declaration. For all purposes of the Agreement, the term “Houston Declaration” shall be amended to mean only that certain Declaration of Easements, Covenants, Conditions and Restrictions (the “Houston Declaration”), substantially in the form posted on Crescent Connect prior to the First Amendment Effective Date and with such changes thereto as are described in the Second Amendment to the Renaissance Houston Contract and approved by the applicable lenders prior to Closing.
29. Licenses and Permits. The following section is hereby added to Section 13.1 of the Agreement: Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all licenses and permits (to the extent transferable) or the issuance of new licenses and permits required for the ownership and operation of the Asset by Purchaser or Purchaser’s assignee to the extent that Purchaser or such Purchaser’s assignee operates the Asset. Seller shall request that the Managers cooperate with Purchaser in connection with Purchaser’s application for the transfer or issuance of any new licenses or permits for the ownership or operation of the Assets.
30. UCC-Financing Statements. The term “Mandatory Seller Cure Items,” as such term is defined in Section 5.2(c) of the Agreement and the Other Purchase and Sale Agreements, is hereby amended to include any recorded financing statements filed by or on behalf of Seller which constitute liens or charges on the Property (excluding financing statements filed in connection with leases or financed personal property as disclosed pursuant to the Agreement or any of the Other Purchase and Sale Agreements), and Seller shall cause such financing statements to be released on or prior to Closing.
31. Continued Effect. Except as amended by this First Amendment, the Agreement shall remain in full force and effect in accordance with its original terms.

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32. Property Owned by a Seller Affiliate. The following section is hereby added to Section 13.1 of the Agreement: Property Ownership by Seller Affiliate. Seller agrees that if any of the Property described in subsections 2.1(b) — (j) of the Agreement is owned by an Affiliate of Seller, Seller shall either cause such Affiliate to assign its rights with respect to such Property to Seller at or prior to Closing or cause such Affiliate to assign its right, title and interest with respect to such Property to Purchaser at Closing, upon the terms and subject to the conditions and limitations set forth in the Agreement, and such additional assignments from such Affiliates shall constitute additional Seller Closing Deliveries.
33. Closing Date. Section 1.1.11 of the Agreement is hereby amended to provide in its entirety as follows:
Closing Date: At 12:00 noon (Central time), on April 27, 2007 (as such date may be extended in accordance with Section 10.3 or Section 12.3 of this Agreement).
34. Counterparts. This First Amendment may be executed in any number of counterparts which, when taken together, shall constitute one and the same agreement. Any counterpart may be executed and delivered by facsimile transmission.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGES FOLLOW.]

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     IN WITNESS WHEREOF, the undersigned have executed this First Amendment effective as of the First Amendment Effective Date.

SELLER:

CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership

By:	CRE Management VIII, LLC, a Delaware limited liability company, its general partner

	By:	Crescent Real Estate Equities, Ltd., a Delaware corporation, its manager

		By:	/s/ Christopher T. Porter

		Name:	Christopher T. Porter

		Title:	Senior Vice President and Treasurer

CRESCENT 707 17th STREET, LLC, a Delaware limited liability company

By:	Crescent Real Estate Equities, Ltd., a Delaware corporation, its manager

		By:	/s/ Christopher T. Porter

		Name:	Christopher T. Porter

		Title:	Senior Vice President and Treasurer

CRESCENT REAL ESTATE FUNDING XII, L.P., a Delaware limited partnership

By:	CRE Management XII, LLC, a Delaware limited liability company, its general partner

	By:	Crescent Real Estate Equities, Ltd., a Delaware corporation, its manager

		By:	/s/ Christopher T. Porter

		Name:	Christopher T. Porter

		Title:	Senior Vice President and Treasurer

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Solely for the purpose of Sections 11.6, 11.7, 11.8 and 14.15 of the Agreement and the matters referenced therein:

GUARANTOR:

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Crescent Real Estate Equities, Ltd., a Delaware corporation, its manager

	By:	/s/ Christopher T. Porter

	Name:	Christopher T. Porter

	Title:	Senior Vice President and Treasurer

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PURCHASER:

WALTON TCC HOTEL INVESTORS V, L.L.C., a Delaware limited liability company

By:	/s/ Robert Bloom

Name:	Robert Bloom

Title:	Authorized Signatory

Dated:	4/06/07

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